UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Tenet Healthcare Corporation
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TENET HEALTHCARE CORPORATION

13737 Noel Road
Dallas, Texas, 75240
(469) 893-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on Thursday, May 10, 2007

April 2, 2007

To our Shareholders:

Our Annual Meeting of Shareholders will be held on Thursday, May 10, 2007, at 8:00 a.m. Central time at the Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas, for the following purposes:

1.              To elect nine directors for terms of one-year each;

2.              To vote upon a proposal to approve the amended Annual Incentive Plan;

3.              To ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2007; and

4.              To transact any other business that properly may come before the meeting or any postponements or adjournments thereof.

You may vote if you were a shareholder of record on March 15, 2007.

It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by completing and returning the proxy card enclosed with this Notice. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and included in the “General Information” section of the accompanying Proxy Statement. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement. You are invited to attend the meeting and you may vote in person at the meeting even though you have already voted in another manner.

E. PETER URBANOWICZ
Corporate Secretary

Letter to Shareholders

Dear Tenet Shareholder,

2006 was a year of numerous accomplishments for our company:  we resolved the most significant of our legacy litigation and investigations; we improved the reputation of the company; we made progress on numerous financial metrics; and we made tremendous strides in clinical quality and service. As a result, we entered 2007 on stronger footing than at any time in the recent past.

Our June 2006 settlement with the Department of Justice put the most serious of our legal issues, the Medicare outlier investigation, behind us. Immediately after reaching the settlement, we were able to announce a sizeable infusion of capital into our hospitals in order to stimulate growth. These investments create value by improving the quality of care our hospitals provide, the physical appearance of our hospitals, and the overall attractiveness of our hospitals to the physicians who are so critical to our success.

Prior to the settlement, many physicians had expressed concerns whether Tenet would be able to invest appropriately in our hospitals going forward. I believe our post-settlement capital investment has addressed those concerns. Equally important, we let our physicians know that we were listening and responding to what matters most to them. Partly as a result of this, we saw a marked increase of 7.3% in the satisfaction physicians expressed toward our hospitals in a November 2006 survey as compared to the surveys we performed six months and twelve months earlier.

In order to concentrate our investments in the hospitals with the greatest long-term potential we found it necessary to divest an additional 12 hospitals, including those that had been severely impacted by Hurricane Katrina. This divestiture program not only brought enhanced focus to our future plans, but it also generated incremental cash. This cash, along with proceeds from our Hurricane Katrina insurance claims and a new $800 million credit line, increased our financial flexibility considerably.

Our strategic plans achieved further momentum through a number of initiatives continued or launched in 2006. The most notable of these is our Targeted Growth Initiative, or TGI. TGI assists our hospital management teams to make decisions about the continuation, growth, or de-emphasis of service lines through a disciplined assessment of their hospitals’ competitive environment, their physician base, and the demographic outlook for the communities their hospitals serve. We started the roll-out of TGI in California where it is already contributing to improved results, and we are confident that TGI will identify opportunities for similar improvements in each of our other markets.

Among our proudest achievements of 2006 are the continued improvements we made in the area of clinical quality, which we believe will ultimately lead to increasingly attractive financial returns. Since 2003, differentiating our hospitals based on superior quality and service has been the cornerstone of our strategy.

Our nurses and physicians take great pride in the national accolades our hospitals have earned from both government agencies and the private sector. This makes it easier for us to attract quality nurses, who are in scarce supply across the country, and deepens our relationships with our physician base—a key requirement to achieve our growth objectives.

The Centers for Medicare & Medicaid Services (CMS) is the government agency that regulates our industry most directly. They also measure quality in American hospitals. For the most recently reported period, ending June 30, 2006, we achieved a CMS Core Quality Measure of 88.1 percent, placing us among the highest-ranked hospital systems in the nation.

Equally important, our advances in clinical quality are earning accolades from the private sector. United Healthcare has designated 17 hospitals, or 30 percent of our hospitals, as Centers of Excellence (COE) in cardiology. These designations have been awarded to only five percent of the hospitals with which United

Healthcare has relationships, so we have earned designations at six times the national rate—an outstanding achievement. These designations are already contributing toward our growth objectives: growth in patient admissions at our Centers of Excellence service lines exceeds growth at programs which did not qualify for COE designations by a factor of more than five.

From a financial point of view, although we made progress over the prior year on virtually every key measure, the stock price declined 8.5% during the year, which means Tenet stock performed worse than our industry group and broad market indices. Clearly, this was disappointing given the significant progress we made in other areas.

We made several key senior-level management changes in 2006, including the hiring of Biggs Porter as Chief Financial Officer and Cathy Fraser as Senior Vice President of Human Resources, the appointment of Audrey Andrews as Chief Compliance/Ethics Officer, and the promotion of Dr. Steve Newman to Chief Operating Officer. Dr. Newman succeeds Reynold Jennings, who retired in December as Chief Operating Officer, after more than 18 years of service to Tenet and its predecessor companies. We are grateful for Reynold’s outstanding leadership of our hospital operations during the most difficult years in our company’s history, his enthusiasm, and his devotion to Tenet.

Finally, the company’s governance remains very sound. Our outstanding and independent board of directors continues to be led by non-executive Chairman Edward A. Kangas, former Global Chairman and CEO of Deloitte Touche Tohmatsu. We maintained extremely high governance ratings from the leading ratings service, demonstrating that we continue to manage the company for the long term and with a high level of integrity.

While we’ve made much progress, there is no question that industry headwinds continue to be a challenge. We have also struggled with the lingering effects of the 2005 hurricane season on our Florida hospitals. Competition in our industry is also tougher than ever. We are now in the fourth year of a very difficult cycle in which patient volumes have been flat to down, and bad debt expense has been at historically high levels. The number of uninsured Americans continues to grow, straining hospitals that are left to cover the cost of caring for patients regardless of their ability or willingness to pay. America’s hospitals have been forced to become the insurers of the uninsured. Fortunately, this crisis is now beginning to get the political, legislative, and grass roots attention it deserves.

At Tenet, in 2007 we are bringing the same dedication and innovation to bear on the challenges of patient volumes and high bad debt expense that we used in 2003-2006 to successfully address the prior challenges of a failed pricing strategy, costs that were rising rapidly, inconsistent clinical quality, and many legal and investigative issues.

My continued confidence in Tenet comes from the vital role of our hospitals in their communities and the 67,000+ men and women who are dedicated to serving our patients. Together, we are building a great company. We thank you for your continued support.

Sincerely,

Trevor Fetter President and Chief Executive Officer

P.S. Once again, we are delivering our proxy statement to you along with a copy of our Annual Report on Form 10-K, which provides additional information about our 2006 results. If you would like more information about the Company, our hospitals, recent press releases, or transcripts of recent investor calls, please visit our website at www.tenethealth.com.

PROXY STATEMENT

General Information

Your proxy is solicited by the Board of Directors of Tenet Healthcare Corporation for use at the Annual Meeting of Shareholders to be held in Dallas, Texas at 8:00 a.m. Central time on Thursday, May 10, 2007, and any adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed on or about April 2, 2007.

You may vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 4:00 p.m. Central time on May 9, 2007. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The web site for Internet voting is noted on your proxy card. Internet voting also is available 24 hours a day and will be accessible until 4:00 p.m. Central time on May 9, 2007. As with telephone voting, you may confirm that your instructions have been properly recorded. If you choose to vote by mail, please mark your proxy, date and sign it and promptly return it in the postage-paid envelope provided.

If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you return your proxy card but do not provide instructions, your proxy will be voted in accordance with the Board’s recommendations as set forth in this Proxy Statement. You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, or (3) attending the Annual Meeting and voting in person.

Holders of our common stock at the close of business on March 15, 2007 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 473,010,267 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The presence, in person or by proxy, of a majority of the shares of common stock outstanding on the date of the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as present for purposes of determining whether a proposal has been approved.

If your shares of our common stock are held by a broker in street name (which means your shares are registered in the name of your broker), under the rules of the New York Stock Exchange your broker may vote your shares on certain matters if you do not provide your broker with voting instructions.  The election of directors, the approval of our amended Annual Incentive Plan, and the ratification of the selection of our independent registered public accountants are considered routine matters upon which brokerage firms may vote on behalf of their clients if no voting instructions are provided. A “broker non-vote” occurs when a broker holding your shares in street name does not vote on a particular matter because you did not provide the broker voting instructions and the broker lacks discretionary voting authority to vote the shares because the matter is non-routine. There are no non-routine matters on the agenda for this year’s Annual Meeting.

We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged MacKenzie Partners, Inc. to assist in our proxy solicitations. We will pay MacKenzie an amount not to exceed $25,000 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by MacKenzie, proxies may be solicited personally or by telephone by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors is elected annually by the shareholders. On February 28, 2007, the Nominating and Corporate Governance Committee met and recommended that the Board nominate each of directors Fetter, Gaines, Garrison, Kangas, Kerrey, Loop, Pettingill, Unruh and Williams to stand for election at the Annual Meeting. On March 1, 2007, after considering the Nominating and Corporate Governance Committee’s recommendations, the Board nominated each of these nine directors to stand for election at this year’s Annual Meeting. Each of these directors was elected by our shareholders at our 2006 Annual Meeting and has consented to stand for election at this year’s Annual Meeting.

Nominees and Voting

Directors are to be elected by a plurality of the votes cast and votes may not be cumulated. The shares represented by proxies solicited by the Board will be voted for directors Fetter, Gaines, Garrison, Kangas, Kerrey, Loop, Pettingill, Unruh and Williams. If any nominee becomes unavailable prior to the Annual Meeting, the Board’s proxies will be voted for the remaining nominees and for such other person as the Board may recommend.

We have provided below certain information about each nominee.

Trevor Fetter
Director
Member of Executive Committee
Age:  47

Mr. Fetter was elected President effective November 7, 2002 and was named Chief Executive Officer in September 2003. From March 2000 to November 2002, Mr. Fetter was Chief Executive Officer of Broadlane, Inc. From October 1995 to February 2000, he served in several senior management positions at Tenet, including Executive Vice President and Chief Financial Officer, then Chief Corporate Officer and Chief Financial Officer in the Office of the President. Mr. Fetter holds an M.B.A. from the Harvard Business School and a bachelor’s degree in economics from Stanford University. Mr. Fetter is a member of the board of directors of The Hartford Financial Services Group, Inc., and the Federation of American Hospitals. He is also a member of the board of directors of the Committee for Economic Development and the Dallas Citizens Council. Mr. Fetter has been a director of Tenet since September 2003.

Brenda J. Gaines
Director
Member of Audit Committee and Compensation Committee
Age:  57

Ms. Gaines served as President and Chief Executive Officer of Diners Club North America, a division of Citigroup, from 2002 until her retirement in March 2004. She also served as President of Diners Club from 1999 to 2002 and held a number of senior management positions within Citigroup since 1988. From 1983 to 1987, she worked in various management positions for the City of Chicago, including Deputy Chief of Staff to the Mayor and Commissioner of Housing. Ms. Gaines currently serves on the board of directors of three other public companies, Federal National Mortgage Association (Fannie Mae), NICOR Inc.. and Office Depot, Inc. She is also a director of the March of Dimes. Ms. Gaines received her bachelor’s degree from the University of Illinois at Champaign-Urbana and her master’s degree in public administration from Roosevelt University in Chicago. Ms. Gaines was elected to the Board in March 2005.

Karen M. Garrison
Director
Member of Nominating and Corporate Governance Committee and Quality, Compliance and Ethics
   Committee
Age:  58

Ms. Garrison served as Executive Vice President of Pitney Bowes Inc. from February 2004 until her retirement from that position in July 2004. From 1999 to 2004, Ms. Garrison served as President of Pitney Bowes Business Services, and from 1978 she held a number of senior management positions at Pitney Bowes and Dictaphone Corporation (then a subsidiary of Pitney Bowes), including Vice President of Operations and Vice President of Finance and Chief Financial Officer of Pitney Bowes. Ms. Garrison currently serves on the board of directors of two other public companies, Kaman Corporation and Standard Parking Corporation. Ms. Garrison received her bachelor of science degree in accounting from Rollins College and her M.B.A. from the Florida Institute of Technology. Ms. Garrison was elected to the Board in March 2005.

Edward A. Kangas
Chairman
Chair of Executive Committee and Compensation Committee
Age:  62

Mr. Kangas served as Global Chairman and Chief Executive Officer of Deloitte from 1989 to 2000. He also served as the Managing Partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected Managing Partner and Chief Executive Officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. Mr. Kangas is a director of three other public companies, Eclipsys Corporation, Electronic Data Systems Corporation and Hovnanian Enterprises, Inc. In addition, he is a board member of the National Multiple Sclerosis Society and serves as a trustee of the Committee for Economic Development. He is also a member of Beta Gamma Sigma Directors’ Table. Mr. Kangas is currently a member of the board of trustees of the University of Kansas Endowment Association and a member of the University of Kansas Business School Board of Advisors. A certified public accountant, Mr. Kangas holds a bachelor’s degree and a master’s degree in business administration from the University of Kansas. Mr. Kangas has been a director since April 2003 and was first elected Chairman of the Board in July 2003.

J. Robert Kerrey
Director
Chair of Nominating and Corporate Governance Committee and member of Executive Committee and
   Quality, Compliance and Ethics Committee

Age:  63

Mr. Kerrey has been President of New School University in New York City since January 2001. Prior to becoming President of New School University, Mr. Kerrey served as a U.S. Senator from the State of Nebraska from 1989 to 2000. Prior to his election to the U.S. Senate, Mr. Kerrey was Governor of the State of Nebraska from 1982 to 1987. Prior to entering public service, Mr. Kerrey founded and operated a chain of restaurants and health clubs. Mr. Kerrey is a director of two other public companies, Jones Apparel Group, Inc. and Genworth Financial, Inc. He is also a director of the Concord Coalition. Mr. Kerrey holds a degree in Pharmacy from the University of Nebraska. Mr. Kerrey has been a director since March 2001.

Floyd D. Loop, M.D.
Director
Chair of Quality, Compliance and Ethics Committee and member of Executive Committee and
   Nominating and Corporate Governance Committee
Age:  70

Dr. Loop retired as the Chief Executive Officer and Chairman of the Board of Governors of The Cleveland Clinic Foundation in October 2004, a position he held for fifteen years. He currently serves as a consultant to the Foundation. Before becoming the Foundation’s Chief Executive Officer in 1989, Dr. Loop was an internationally recognized cardiac surgeon. He practiced cardiothoracic surgery for 30 years and headed the Department of Thoracic and Cardiovascular Surgery at The Cleveland Clinic from 1975 to 1989. Dr. Loop has authored more than 350 clinical research papers, chaired the Residency Review Committee for Thoracic Surgery and was President of the American Association for Thoracic Surgery. Dr. Loop is a director of one other public company, Intuitive Surgical, Inc. He is also a director of Noteworthy Medical Systems, Inc., Passport Health Communications, Inc. and Visible Assets Inc. Dr. Loop holds a bachelor of science degree from Purdue University and received his medical degree from George Washington University. Dr. Loop has been a director since January 1999.

Richard R. Pettingill
Director
Member of Compensation Committee and Quality, Compliance and Ethics Committee
Age:  58

Mr. Pettingill has been President and Chief Executive Officer of Allina Hospitals and Clinics since October 2002. Prior to serving in this role, he served as Executive Vice President and Chief Operating Officer of Kaiser Foundation Health Plans and Hospitals from 1996 to 2002. He served as President and Chief Executive Officer of Camino Healthcare from 1991 to 1995. Mr. Pettingill is a member of the Board of Directors of Allina and also serves on the Board of Directors for Minnesota Hospital Association, Safest in America and Minnesota Business Partnership. Mr. Pettingill received a bachelor’s degree from San Diego State University and a master’s degree in health care administration from San Jose State University. Mr. Pettingill has been a director since March 2004.

James A. Unruh
Director
Chair of Audit Committee and member of Executive Committee and Nominating and Corporate
   Governance Committee
Age:  66

Mr. Unruh has served as Principal of Alerion Capital Group LLC, a private equity firm, since 1998. Prior to founding Alerion, Mr. Unruh was the Chairman, President and Chief Executive Officer of Unisys Corporation from 1990 until 1997. Before being named Chief Executive Officer, Mr. Unruh held a number of senior management positions at Unisys and its predecessor corporation, Burroughs Corporation. Mr. Unruh is a director of three other public companies, CSG Systems International, Inc., Prudential Financial, Inc. and Qwest Communications International. In addition, he serves as a director of various privately-held companies in connection with his position at Alerion. Mr. Unruh received his bachelor’s degree in business administration from Jamestown College and his master’s degree in business administration from the University of Denver. Mr. Unruh has been a director since June 2004.

J. McDonald Williams
Director
Member of Audit Committee and Compensation Committee
Age:  65

Mr. Williams served as the Chairman of Trammell Crow Company from 1994 until May 2002. Prior to serving in that role, he was the President and Chief Executive Officer of Trammell Crow from 1990 to 1994 and was managing partner from 1977 to 1990. In addition, he serves as a director of Belo Corp. In 1995, Mr. Williams founded the Foundation for Community Empowerment to assist in redeveloping low-income neighborhoods in Dallas. He also serves on the boards of a number of foundations, including the Hoblitzelle Foundation. Mr. Williams is a member of the Leadership Council of the University of Texas Southwestern Medical Center and is a trustee of Dallas Medical Resource. Mr. Williams received his bachelor of science degree from Abilene Christian University and his L.L.B. from George Washington University Law School. Mr. Williams was elected to the Board in March 2005.

Shareholder Approval

The nine nominees receiving the highest number of affirmative votes of the shares voted shall be elected as directors. Votes withheld from any nominee and broker non-votes are not counted for purposes of election of directors. Unless marked to the contrary, proxies solicited by the Board will be voted FOR the election of each nominee of the Board.

The Board recommends that shareholders vote FOR its nominees for directors.

Majority Vote Policy

Under our Corporate Governance Principles (as described on page 13), any director receiving a withhold vote of greater than 50% of votes cast is required to submit a letter of resignation to our Board of Directors.

CORPORATE GOVERNANCE

Director Independence

The Board has adopted the independence standards of the New York Stock Exchange (“NYSE”) as a means of determining whether a director is independent. The Board also requires all directors to meet the more stringent requirements for audit committee members required by the Securities and Exchange Commission (“SEC”). The Board reviews each director’s independence annually and has made the affirmative determination that each of directors Gaines, Garrison, Kangas, Kerrey, Loop, Pettingill, Unruh and Williams has no material relationship with the company and is independent under the independence standards adopted by the Board. In making its independence determinations, the Board reviews any interests a director may have that would preclude the Board from determining that the director has no material relationship with the company, including whether a director serves as an officer or director of other publicly-held companies or other entities with which we may have a financial relationship. The Audit, Compensation, and Nominating and Corporate Governance Committees are composed exclusively of independent directors as required by the NYSE. In addition, the Compensation Committee is composed exclusively of “outside directors” within the meaning of Rule 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

Board and Committee Organization

We are governed by our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Significant business decisions are generally considered by the Board as a whole. The Board met 13 times during 2006. Our independent Chairman of the Board is responsible for coordinating, developing agendas for, and chairing executive sessions with non-management directors. The Board regularly meets in such executive sessions. Mr. Fetter is considered a management director. All other directors are considered non-management directors. Each incumbent director who served during 2006 participated in at least 75 percent of the aggregate of meetings of the Board and the committees on which he or she served, during the period he or she served as a director. All Board members are expected to attend our annual meeting of shareholders. Each of our nine directors attended last year’s annual meeting.

The Board also operates through the following committees:  Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee; Quality, Compliance and Ethics Committee and Executive Committee. Currently, the Chairman of the Board serves as an ex-officio member of the Audit, Nominating and Corporate Governance, and Quality, Compliance and Ethics committees. As an ex-officio member of these committees, he may, at his discretion, attend committee meetings, participate in discussions and vote on matters under consideration. The Board believes that participation of the Chairman as an ex-officio member in committee matters facilitates communication between the Board and the committees and enables the Chairman to remain apprised of committee matters on an ongoing basis. Each of the Board’s committees, except the Executive Committee, operates under a written charter that is reviewed and approved annually by the committee. The Board and each committee may from time to time retain independent advisors and consultants to assist the directors in carrying out their responsibilities.

The Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Quality, Compliance and Ethics Committee charters are available for viewing in the “Investor Center” section of our website at www.tenethealth.com. In addition, written copies of these charters are available upon request to our Corporate Secretary.

Audit Committee

The Audit Committee consists of directors Unruh (Chair), Gaines and Williams, each of whom the Board has determined is an Audit Committee financial expert as defined by the SEC and meets the financial literacy standards of the NYSE applicable to Audit Committee members. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards and meets the more stringent independence requirements for audit committee members required by the SEC.

The purposes of the Audit Committee are to provide Board oversight of: (1) our accounting, reporting and financial practices, including the integrity of our financial statements; (2) our compliance with legal and regulatory requirements with respect to applicable accounting and auditing matters; (3) our independent registered public accountants’ qualifications, independence and performance; and (4) our internal audit function.

The Audit Committee has implemented policies and procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls, and auditing matters. Employees may lodge their complaints and concerns anonymously through our Ethics Action Line. All such complaints and concerns are forwarded by the Ethics Department to Tenet’s Corporate Secretary. Third parties are directed to the Ethics and Business Conduct page of our website, www.tenethealth.com, which contains information about how to submit concerns and complaints to our

Ethics Department. Third parties may also submit concerns and complaints to the Corporate Secretary. The Secretary directs all accounting related concerns to the Chair of the Audit Committee.

The Audit Committee has the sole authority to select and retain our independent registered public accountants.  During 2006, the Audit Committee solicited proposals from several audit firms to serve as our independent registered public accountants. On January 9, 2007, the Audit Committee engaged Deloitte & Touche LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2007. In deciding to engage Deloitte & Touche LLP, the Audit Committee considered Deloitte & Touche’s reputation in the auditing field and its professional qualifications, and reviewed auditor independence issues and existing commercial relationships with Deloitte & Touche LLP. The Audit Committee concluded that Deloitte & Touche LLP has no commercial relationship with us that would impair its independence. The Board is requesting shareholder ratification of this engagement in Proposal 3 of this Proxy Statement.

The Audit Committee met 19 times during 2006. The Committee regularly meets in executive session with only non-management directors. The Audit Committee Report can be found on page 18.

Compensation Committee

The Compensation Committee consists of directors Kangas (Chair), Gaines, Pettingill and Williams. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the New York Stock Exchange corporate governance listing standards. Each Committee member meets the qualifications for compensation committee members required by Section 162(m) of the Internal Revenue Code. The Board also requires members of the Committee to meet the more stringent independence requirements for audit committee members required by the SEC.

The Committee’s primary duties and responsibilities include establishing general compensation policies for the company that support our overall business strategies and objectives. The Committee oversees the administration of the company’s executive compensation programs, and is responsible for establishing and interpreting the company’s compensation policies and approving all compensation paid to executive officers, including the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement, which can be found on pages 37 to 39. Specifically, the Compensation Committee makes all compensation decisions regarding our non-employee directors, the Named Executive Officers and other members of our senior management team, which includes our other executive officers and certain senior vice presidents. As part of our annual performance review process, our Chief Executive Officer reviews the performance of each of such other executives and discusses their performance with the Compensation Committee, which makes its own assessment of these officers’ performance based upon the Board’s expectations of senior management. The Committee’s decisions regarding the compensation of our executives are made in consultation with the Chief Executive Officer and outside the presence of other executives. The Compensation Committee, without the participation of management, also reviews the performance of the Chief Executive Officer.

The Committee retains the use of an independent outside consultant, Frederic W. Cook and Co., to assist it in formulating its compensation policies, applying those policies to the compensation of executives and advising the Committee as to the form and reasonableness of compensation paid to executives.

Additional information on the role of the Compensation Committee in setting executive compensation and the assistance provided to the Committee by its outside consultant can be found in “Compensation Discussion and Analysis” on page 22.

The Committee also acts on behalf of the Board in administering, or overseeing the administration of, all our employee benefit plans except our health and welfare plans. The Committee determines which directors, officers, employees, advisors and consultants are eligible to participate in any of our active executive compensation plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. With respect to our qualified retirement plans, the Committee is responsible for overseeing the investment of the plans’ assets, reviewing actuarial and investment information concerning the plans, and monitoring the operation of the plans. The Committee also has the authority to amend our employee benefit plans.

The Compensation Committee met seven times during 2006. The Committee regularly meets in executive session with only non-management directors. The Compensation Committee Report can be found on page 20.

Compensation Committee Interlocks and Insider Participation

During 2006, directors Kangas (chair), Gaines, Pettingill, and Williams served on the Compensation Committee. No member of the Compensation Committee was at any time during 2006 or at any other time an officer or employee of the company, and no member had any relationship with the company requiring disclosure as a related-party transaction under “Certain Relationships and Related Transactions” (see page 52) of this Proxy Statement. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or Compensation Committee during 2006.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of directors Kerrey (Chair), Garrison, Loop, and Unruh. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards. The Board also requires members of the Committee to meet the more stringent independence requirements for audit committee members required by the SEC.

The Committee is responsible for identifying and evaluating corporate governance issues and making recommendations to the Board concerning our Corporate Governance Principles and other corporate governance matters. In addition, the Committee reviews proposed related party transactions and determines whether such transactions are appropriate for the Board to consider. The Committee is also responsible for identifying and evaluating individuals qualified to become Board members and recommending to the Board candidates to stand for election or re-election as directors.

At a minimum, director candidates are expected to have demonstrated achievement in their particular field of endeavor, significant business or other management experience that would be of value to the company, an interest in the provision of health care services, integrity and high ethical standards, good communication and leadership skills, and the ability and willingness to commit adequate time and attention to carry out their Board duties effectively.

The Committee evaluates candidates through background and reference checks, interviews and an analysis of each candidate’s qualifications and attributes in light of the current composition of the Board and our leadership needs at the time. From time to time, the Committee may engage the services of an outside consultant to assist the Committee by conducting searches to identify candidates, evaluating candidates’ qualifications, handling background and reference checks and making initial contacts with potential candidates. During 2006, the Committee engaged the services of an outside consultant to assist it in identifying and evaluating director candidates.

The Committee considers candidates at the recommendation of existing Board members, our management, search firms or other consultants, or shareholders. Shareholders wishing to recommend director candidates to the Board may do so by writing to the Committee in care of the Corporate Secretary at our office in Dallas, Texas, or by e-mail to boardofdirectors@tenethealth.com.

The Nominating and Corporate Governance Committee met five times during 2006. The Committee regularly meets in executive session with only non-management directors.

Quality, Compliance and Ethics Committee

The Quality, Compliance and Ethics Committee consists of directors Loop (Chair), Garrison, Kerrey and Pettingill. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the New York Stock Exchange corporate governance listing standards.  The Board also requires members of the Committee to meet the more stringent independence requirements for audit committee members required by the SEC.

The purpose of the Committee is to assist the Board in its oversight of our policies and procedures on quality assurance, legal compliance and ethics. The Committee is responsible for overseeing our information, procedures and reporting systems to ensure that: (1) our employees, directors and operations comply with all applicable laws and regulations, particularly those applicable to health care providers; (2) we, including our directors and employees, act in accordance with appropriate ethical standards; and (3) our subsidiaries’ hospitals deliver quality medical care to their patients.

The Committee is also responsible for overseeing our Compliance Program and the performance of our obligations under our Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services. Our Chief Compliance Officer reports directly to the Committee.

The Quality, Compliance and Ethics Committee met six times during 2006. The Committee regularly meets in executive session with only non-management directors.

Executive Committee

The Executive Committee consists of directors Kangas (Chair), Fetter, Kerrey, Loop and Unruh. The Executive Committee, which did not meet during 2006, may exercise all of the powers of the Board in the management of our business and affairs when the Board is not in session, but may not (1) fill vacancies on the Board; (2) change the membership of, or fill vacancies in, any committee of the Board; (3) adopt, amend or repeal the bylaws; or (4) declare dividends.

Corporate Governance Principles

The Board believes that sound principles of corporate governance serve the best interests not only of our shareholders, but also of our other constituencies, such as patients, physicians and nurses who practice at our hospitals, our employees and the communities in which we operate our hospitals. The Board has adopted a set of Corporate Governance Principles that provide the framework for our governance. These Corporate Governance Principles address such matters as director independence, director qualifications and responsibilities, director compensation, director and officer stock ownership and retention guidelines and Board performance evaluations. Our Corporate Governance Principles may be found in the “Investor Center” section of our website at www.tenethealth.com. A written copy of our Corporate Governance Principles is also available upon request to our Corporate Secretary.

Policies on Business Ethics and Conduct

All of our employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, are required to abide by our Standards of Conduct to ensure that our business is conducted in a consistently legal and ethical manner. These Standards of Conduct reflect our basic values and form the foundation of a comprehensive process that includes compliance with all corporate policies, procedures and practices. Our Standards of Conduct cover such areas as compliance with all applicable laws and regulations, appropriate use of our assets, appropriate treatment of patient and company records and avoidance of conflicts of interest. All employees are required to report incidents that they believe in good faith may be in violation of the Standards of Conduct and are encouraged to contact our toll-free Ethics Action Line when they have questions about the Standards of Conduct or other ethics concerns. The full text of our Standards of Conduct is published on our web site at www.tenethealth.com. A written copy of our Standards of Conduct is also available upon request to our Corporate Secretary.

Stock Ownership and Stock Option Exercise/Restricted Stock Unit Vesting Retention Guidelines

The Board has adopted stock ownership guidelines that require each director to own shares of our stock with a value equal to three times the annual director retainer by the later of March 11, 2008 or five years after the date on which the director joins the Board. The Board has also adopted stock retention guidelines that require directors who have not satisfied their ownership guidelines to hold for at least one year all of the “net shares” received upon the exercise of stock options or vesting of restricted stock units. For this purpose, “net shares” means the number of shares obtained by exercising the option or upon restricted stock unit vesting, less the number of any shares sold to pay the exercise price of the option and any taxes and transaction costs due upon the exercise or vesting.

Required Certifications

On February 27, 2007, we filed our 2006 annual report on Form 10-K with the SEC, which report contained the officer certifications required by Section 302 of the Sarbanes Oxley Act of 2002. On June 5, 2006, we submitted our Domestic Company Section 303A CEO Certification, without qualification, to the NYSE, in accordance with NYSE requirements.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the Board of Directors by e-mail to boardofdirectors@tenethealth.com or by writing to the Board in care of the Corporate Secretary at our office in Dallas, Texas. Shareholder communications will be reviewed internally to determine if the shareholder’s concern can best be addressed by referral to a Tenet department such as Investor Relations or Corporate Communications. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chairman of the Board or a particular Board committee or Board member.

Other interested parties may make their concerns known to our non-management directors by following the procedures for reporting concerns to the Audit Committee set forth in our Corporate Governance Principles, which are available on our website at www.tenethealth.com.

DIRECTOR COMPENSATION

During 2006, our non-employee directors, which include all our directors except Mr. Fetter, each received a $65,000 annual retainer fee (prorated for partial year service). The non-employee directors also received $1,500 per Board meeting and $1,200 per committee meeting attended. Each non-employee director serving as the chair of a committee received an annual fee of $12,000 (prorated for partial year service), except that as of May 2006, the chair of the Audit Committee receives an annual chair fee of $20,000 given the demands and responsibilities placed on the Audit Committee. Our independent Chairman of the Board received an annual fee of $135,000 in addition to other Board and committee compensation (including meetings of committees as to which he attends in an ex officio capacity). All directors are reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings. For more information on compensation of our directors, see “Compensation Discussion and Analysis” on page 36.

The following table sets forth information concerning our compensation of the non-employee members of our Board of Directors for 2006 and includes the values of restricted stock units granted in prior years. No compensation was paid to any of the non-employee directors pursuant to a non-equity incentive compensation plan nor were any stock options granted to our directors during 2006. All stock options held by non-employee directors were out-of-the money during 2006, that is, they had an exercise price of more than the market price of our common stock.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)		Option Awards ($)(1)		Change in Pension Value and Nonqualified Compensation Earnings ($)		All Other Compensation ($)(3)		Total ($)
Gaines	112,100	(4)	427,646	(5)	-0-		-0-		-0-		539,746
Garrison	97,700		427,646	(6)	-0-		-0-		-0-		525,346
Kangas	278,300		312,089	(7)	-0-	(8)	-0-		-0-		590,389
Kerrey	108,500		312,089	(9)	-0-	(10)	-0-		-0-		420,589
Loop	109,700		312,089	(11)	-0-	(12)	49,907	(13)	42,247	(14)	513,943
Pettingill	97,400	(4)	312,089	(15)	-0-	(16)	-0-		-0-		409,489
Unruh	129,222	(4)	312,089	(17)	-0-	(18)	-0-		-0-		441,311
Williams	113,300	(4)	427,646	(19)	-0-		-0-		-0-		540,946

(1)

Effective January 1, 2006, we account for the cost of stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”) under which the cost of restricted stock unit grants, stock option grants and other equity incentive awards to directors and employees is measured by the fair value of the awards on their grant date (calculated based on the NYSE closing price per share on such date) and is recognized over the vesting periods of the awards, whether or not the awards had any intrinsic value during the period. Amounts shown in the table above reflect the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with SFAS 123(R) of awards granted under our Stock Incentive Plan, or SIP. For 2006, this amount includes the grant date fair value of all restricted stock unit awards granted prior to 2006 as well as the grant date fair value of the restricted stock unit awards granted in 2006. Because these units will fully vest upon a director’s termination of service at any time, these awards are treated as fully vested for accounting purposes, notwithstanding established vesting periods. For years after 2006, amounts to be shown in this table as recognized for financial statement reporting purposes will reflect only the grant date fair value of awards granted to directors during the year in question and will not include the value of awards for any prior periods. A description of the SIP as it applies to our directors can be found on page 16.

(2)

The grant date fair value of restricted stock unit awards made to each of the non-employee directors during 2006 is $127,926. As noted in footnote (1), the dollar amounts shown in the table above include values for awards granted in years prior to 2006 as well as the value of awards granted in 2006.

As noted in the footnotes below, some amounts in this column include stock units representing the value of the non-employee director’s deferred compensation invested in stock units at his or her election under the terms of our Deferred Compensation Plans. These units are settled in shares of our common stock upon termination of service. A description of our Deferred Compensation Plans can be found on pages 45 to 46.

(3)	A -0- in this column means that no such compensation was paid other than perquisites that have not been included because their aggregate value did not meet the reporting threshold of $10,000.
(4)	Includes amounts deferred by the director at his or her election under our Deferred Compensation Plans and invested in stock units.

(5)

As of December 31, 2006, Ms. Gaines held 50,647 restricted stock units granted under the SIP and 24,080 stock units representing the value of Ms. Gaines’ deferred compensation invested in stock units at her election.

(6)	As of December 31, 2006, Ms. Garrison held an aggregate 50,647 restricted stock units granted under the SIP.
(7)	As of December 31, 2006, Mr. Kangas held an aggregate 40,292 restricted stock units granted under the SIP.
(8)	As of December 31, 2006, Mr. Kangas held an aggregate 54,867 stock options granted under the SIP.
(9)

As of December 31, 2006, Mr. Kerrey held 40,292 restricted stock units granted under the SIP and 31,547 stock units representing the value of Mr. Kerrey’s deferred compensation invested in stock units at his election.

(10)	As of December 31, 2006, Mr. Kerrey held an aggregate 36,867 stock options granted under the SIP.
(11)	As of December 31, 2006, Dr. Loop held an aggregate 40,292 restricted stock units granted under the SIP.
(12)	As of December 31, 2006, Dr. Loop held an aggregate 113,448 stock options granted under the SIP.
(13)	Represents the change in the actuarial present value of Dr. Loop’s accumulated benefits during 2006 under the Directors Retirement Plan, which is described on page 17.
(14)

Represents $39,997, which is the amount of the annual premium paid by the company in connection with the split-dollar life insurance policy entered into for Dr. Loop under the Directors Life Insurance Program (as described on page 18); and $2,250 which is the amount of the taxable bonus payable to Dr. Loop in connection with the Directors Life Insurance Program.

(15)

As of December 31, 2006, Mr. Pettingill held an aggregate 40,292 restricted stock units granted under the SIP and 11,291 stock units representing the value of Mr. Pettingill’s deferred compensation invested in stock units at his election.

(16)	As of December 31, 2006, Mr. Pettingill held an aggregate 49,904 stock options granted under the SIP.
(17)

As of December 31, 2006, Mr. Unruh held an aggregate 40,292 restricted stock units granted under the SIP and 8,549 stock units representing the value of Mr. Unruh’s deferred compensation invested in stock units at his election.

(18)	As of December 31, 2006, Mr. Unruh held an aggregate 41,139 stock options granted under the SIP.
(19)	As of December 31, 2006, Mr. Williams held an aggregate 50,647 restricted stock units granted under the SIP.

Compensation Plans Applicable to Directors

2001 Stock Incentive Plan

All of our non-employee directors are eligible to participate in our Stock Incentive Plan, or SIP.  A more complete description of our SIP can be found on page 40. Under our SIP, the Board determines awards to be granted to each non-employee director.  Each restricted stock unit is subject to a three-year vesting period under the SIP, and is settled in shares of our common stock; provided that the units will fully vest upon a director’s termination of service and are not forfeitable.

The Board currently grants restricted stock units to non-employee directors on an annual basis pursuant to a formula under which each non-employee director receives that number of restricted stock units equal to two times the then-existing annual director retainer divided by the NYSE closing price of our common stock on the date of the grant. The restricted stock units are automatically granted to non-employee directors on the first business day following the annual shareholder meeting. On May 15, 2006, based on an NYSE closing price of $7.53 per share, each non-employee director was granted 17,264 restricted stock units pursuant to the foregoing formula. Regardless of vesting status, settlement of these units will not occur until termination of service on the Board.

On the last Thursday of any month in which a new non-employee director is elected to the Board, the director receives an automatic restricted stock unit grant equal to four times the then-existing annual director retainer divided by the NYSE closing price of our common stock on the date of the grant. Regardless of vesting status, settlement of these units will not occur until a director’s termination of service on the Board.

Prior to August 2004, director awards under the SIP were made in the form of stock options rather than restricted stock units. If a non-employee director is removed from office by our shareholders, is not nominated for re-election by the Board or is nominated by the Board but is not re-elected by our shareholders, any options granted under the SIP will expire one year after the date of removal or failure to be elected, unless by their terms they expire sooner. If during such one-year period the non-employee director dies or becomes permanently and totally disabled, the options will expire one year after the date of death or permanent and total disability, unless by their terms they expire sooner. If the non-employee director retires, the options granted under the SIP will continue to vest, be exercisable and expire in accordance with their terms. If the non-employee director dies or becomes permanently and totally disabled while serving as a non-employee director, the options granted under the SIP will expire five years after the date of death or permanent and total disability unless by their terms they expire sooner. If during such five-year period the non-employee director dies, the options will expire upon the later of the end of such five-year period or one year after the date of death, unless by their terms they expire sooner. The maximum term of an option is 10 years from the date of grant.

Directors Retirement Plan

Our Directors Retirement Plan (the “DRP”) was discontinued as to all directors joining the Board after October 6, 1999. Only non-employee director Loop participates in the DRP. All of our other non-employee directors are not eligible to participate because they joined the Board after October 6, 1999. Employee directors were not eligible to participate.

Retirement benefits under the DRP, with certain adjustments, are paid to directors whose services are terminated prior to retirement for any reason other than death, so long as the director has completed at least five years of service. In the event of a change of control. as defined in the DRP, followed by a director’s termination of service or a director’s failure to be re-elected upon the expiration of his or her term in office, directors will be deemed fully vested in the DRP without regard to years of service and will be entitled to receive full retirement benefits.

Under the DRP, we are obligated to pay to Dr. Loop an annual retirement benefit for a period of 10 years following retirement. The annual retirement benefit is based on his years of service as a director and is equal to the lower of (x) the amount of the annual Board retainer (currently $65,000) at the time he retires and (y) $25,000, increased by a compounded rate of six percent per year from 1985 to his termination of service. The retirement benefits are paid monthly. He may elect to receive the retirement benefits in the form of a joint and survivor annuity.

Dr. Loop’s interest in the retirement benefit was partially vested after five years of service as a director and will be fully vested after 10 years of service as a director. Currently, Dr. Loop has 8 completed years of service on the Board, which means he is 80% vested in the DRP.  If he were to retire at this time, his annual retirement benefit would be $52,000 ($65,000 x .8).

Directors Life Insurance Program

Our Directors Life Insurance Program (the “Program”) was discontinued as to all directors joining the Board after October 6, 1999. Only non-employee director Loop participates in the Program and a $1,000,000 life insurance policy has been purchased on his life and on the life of another person designated by him. All of our other non-employee directors are not eligible to participate in the Program because they joined the Board after October 6, 1999. Employee directors were not eligible to participate.

Under the Program, we entered into a split-dollar life insurance agreement with a policy owner designated by Dr. Loop providing for the purchase of a joint life, second-to-die, life insurance policy insuring the lives of Dr. Loop and another person designated by him. The amount of insurance purchased will be sufficient to provide a death benefit of at least $1,000,000 to the beneficiaries, and to allow us to recover the premiums we have paid towards keeping the policies in force until the deaths of both the director and the designated other person.

Each year the policy owner pays to the insurer the cost of the term portion of the policy and we pay a taxable bonus to Dr. Loop in the amount that approximates the cost of a one-year $1,000,000 non-renewable term life insurance policy. Dr. Loop may choose to reimburse the policy owner for the amount paid for the term portion of the policy. We pay the full cost of the policy, less the amount paid by the policy owner each year for the term portion of the policy, in annual installments over approximately seven years.

Deferred Compensation Plan

Under our 2006 Deferred Compensation Plan (the “2006 DCP”), directors may defer all or a portion of their compensation paid during the calendar year. For purposes of directors, compensation is defined as cash compensation from retainers, meeting fees and committee fees. The following directors participated in the 2006 DCP in 2006:  Gaines, Kerrey, Pettengill and Unruh. Directors Kerrey, Pettingill and Unruh have enrolled to participate in the 2006 DCP for 2007. A more complete description of the 2006 DCP can be found on pages 45 to 46.

AUDIT COMMITTEE REPORT

The Audit Committee is made up of the three members named below. The Board requires that each member of the Committee be an independent director as defined by the NYSE rules and the rules of the SEC, and each member of the Committee is independent under those criteria. In addition, the Board has determined that each Committee member is an Audit Committee financial expert, as defined by SEC rules, and that each Committee member is financially literate as required by NYSE rules. Director James Unruh serves as Chair of the Committee.

The Committee, on behalf of the Board, oversees the company’s financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and the company’s independent registered public accountants for the year ended December 31, 2006, KPMG LLP, each quarterly report on Form 10-Q filed during 2006 (the “Forms 10-Q”), as well as the audited consolidated financial statements and the footnotes thereto in the company’s annual report on Form 10-K for the year ended December 31, 2006 (the “Form 10-K”), before the Forms 10-Q and Form 10-K were filed with the SEC. The Committee discussed with management the quality, not just the acceptability, of the company’s accounting principles, the reasonableness of significant estimates and judgments and the degree and quality of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Committee also reviewed with management and KPMG LLP each press release concerning earnings prior to it being released.

The company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with KPMG

LLP their judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed by the Committee with the company’s independent registered public accountants under the standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and Statement on Auditing Standards No. 90 (Audit Committee Communications). KPMG LLP has expressed an opinion in their Report of Independent Registered Public Accounting Firm that the company’s 2006 audited consolidated financial statements conform to accounting principles generally accepted in the United States of America.

During 2006, the Committee was provided updates on, monitored, and discussed with management the status of the company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Committee reviewed management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and approved the inclusion of management’s report on such assessment in its Form 10-K filing. KPMG LLP has audited and also expressed an opinion on management’s assessment of the effectiveness of the company’s internal control over financial reporting and an opinion on the effectiveness of the company’s internal control over financial reporting as of December 31, 2006.

The Committee discussed with the independent registered public accountants the independent registered public accountants’ independence from management and the company, and received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In concluding that the independent registered public accountants are independent, the Committee considered, among other factors, whether the non-audit services provided by KPMG LLP (as described below) were compatible with their independence. The Committee also retained KPMG LLP and made it clear to the independent registered public accountants that the independent registered public accountants report directly to the Committee and not to management.

The Committee discussed with the company’s internal auditors and independent registered public accountants the overall scopes and plans for their respective audits. The Committee met separately at various meetings in executive session with each of the internal auditors and independent registered public accountants to discuss, among other matters, the results of their audits, their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the company’s 2006 audited consolidated financial statements be included in the Form 10-K and filed with the SEC.

Deloitte & Touche LLP has been engaged by the Committee to serve as our independent registered public accountants for the year ending December 31, 2007. On January 3, 2007, the company informed KPMG LLP that they would be dismissed as our independent registered public accountants effective upon the completion of the audit of our consolidated financial statements as of and for the year ended December 31, 2006 and the issuance of KPMG LLP’s reports thereon. The decisions to engage Deloitte & Touche LLP and to dismiss KPMG LLP were made by the Committee. For information concerning the change in the company’s independent registered public accountants, see “Ratification of Selection of Independent Registered Public Accountants” on pages 59 to 60.

Members of the Audit Committee

James Unruh, Chair
Brenda J. Gaines
J. McDonald Williams

Independent Registered Public Accounting Firm Fees

	Year Ended December 31, 2006	Year Ended December 31, 2005
Audit fees(1)	$4,146,000	$6,473,717
Audit-related fees(2)	1,405,000	1,983,050
Tax fees(3).	-0-	149,346
All other fees(4).	-0-	2,350

(1)   Audit fees include professional fees paid by us to KPMG LLP in connection with the audit of our annual consolidated financial statements and KPMG LLP’s review of our quarterly financial statements. This amount also includes fees related to the audit of internal control over financial reporting, performed in relation to Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the 2005 audit fees include fees related to the independent investigation and resulting restatement of financial results.

(2)   Audit-related fees include fees for assurance and related services reasonably related to audits and reviews. These consisted principally of fees for audits of certain of our subsidiaries and partnerships, divestiture audits, financial statements of employee benefit plans, agreed-upon procedures, assistance with due diligence, and fees related to comfort letters, consents and reviews of filings with the SEC.

(3)   Tax fees consisted principally of professional fees for tax compliance, tax advice and tax planning.

(4)   All other fees consisted of various advisory services.

The Audit Committee Charter requires that the Audit Committee pre-approve or adopt procedures to pre-approve all audit and non-audit services provided to us by our independent registered public accountants, in accordance with any applicable law, rules or regulations. The Audit Committee has pre-approved all such fees paid to KPMG LLP.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the year ended December 31, 2006 and this Proxy Statement.

Members of the Compensation Committee

Edward A. Kangas, Chair
Brenda J. Gaines
Richard R. Pettingill
J. McDonald Williams

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program, including our compensation policies and practices, the elements of compensation that we provide to our executives and our 2006 compensation decisions. Except as noted below, our executive compensation program is designed to apply to all officers of the company, including our Named Executive Officers, identified on page 37, other executive officers, senior vice presidents, vice presidents and senior officers at our hospitals.

Compensation Philosophy

Our compensation philosophy is to provide reasonable, competitive compensation packages that enable us to recruit and retain the best possible talent and to align management’s interests with the interests of our shareholders. We design our compensation packages to make us competitive with comparable employers and we use publicly available comparative data to assist us in making compensation decisions. A significant portion of our executives’ compensation is incentive-based and is delivered on the basis of company-wide performance, as well as individual accomplishments.

Objectives of the Company’s Compensation Program

The objectives of our executive compensation program are:

•  To attract and retain the highest possible caliber management team

•  To reward the achievement of pre-determined company objectives

•  To reward superior performance

•  To provide management with incentives to build value

•  To align the interests of management with those of our shareholders

Compensation Policies

The following policies guide the implementation of our executive compensation program:

•  All key compensation decisions are made by the Compensation Committee of our Board of Directors, all of whose members are independent

•  We position all elements of compensation at market median levels

•  We maintain a pay-for-performance compensation structure

•  We balance short-term and long-term compensation

•  We balance fixed and at-risk compensation

•  We provide compensation packages that are fair and competitive

Compensation Environment

During the past several years, Tenet has been in an aggressive turnaround mode of operation. Although our policy is to pay at market median levels of total compensation, in recent years we have paid below market median compensation. This is due to the relatively poor performance of our stock price, combined with our actual financial results falling short of our goals. During this time, recruitment and retention have presented us with significant challenges. While cost control is of particular importance to us, it is equally important for us to be able to hire and retain executives with the skills and knowledge to meet the demands of our current operating environment and the goals that we have set for ourselves. This means that it is sometimes necessary for us to pay above market median for the talented individuals that we need to hire or retain.

Because of the specific nature of our business, we seek out individuals with experience both in the hospital industry and in large public companies. In our current situation, we also try to find individuals with experience facing challenges and demands similar to those we now face as we rebuild the company. These individuals must also satisfy the high standards of ethics and integrity to which we adhere. Because such talent is highly desirable, we must be competitive in attracting and retaining employees at all levels.

The competitive environment in which we operate impacts our approach to compensation. We compete for executives and other key personnel not only with other public companies, within and outside of our industry, but also with not-for-profit hospitals. These not-for-profit competitors frequently attempt to recruit from our ranks because they know that the experience of our leaders will be beneficial to their businesses. These companies have a lower risk profile than we do and can offer a higher level of fixed compensation, often with better benefits, than we can offer. When we compete for executives with other public companies, our compensation packages must be competitive with those offered to executives in other companies of comparable size, scope or complexity.

Role of the Compensation Committee

The Compensation Committee of our Board of Directors makes all compensation decisions regarding senior management which includes our Named Executive Officers, our other executive officers and certain senior vice presidents. The Committee is also responsible for approving our executive compensation program and general compensation policies, all new or materially amended compensation plans and the specifics of the Balanced Scorecard bonus system described below.

Each member of the Compensation Committee is an independent non-employee director.  The Committee retains an independent outside consultant, Frederic W. Cook and Co., to assist it by researching market compensation and advising the Committee on executive compensation decisions and plan design. FW Cook does not provide services to us other than those related to compensation. Services provided directly to management by FW Cook include assisting our Compensation Department in the development and/or analysis of proposed compensation plans or plan amendments, the compilation of data on compensation trends and best practices, the analysis or presentation of our compensation data, or related projects. Any material information provided to us by FW Cook is included in management presentations to the Committee. A representative of FW Cook generally attends all meetings of the Compensation Committee except for occasional meetings where only routine matters are being addressed. (See page 11 for a further description of the Compensation Committee, its members and its responsibilities.)

Annual Performance Review and Compensation Process

Each year, during January and February, we carry out a performance review and rating process, which entails conducting individual employee performance reviews and assigning ratings for the previous year as well as goal setting for the current year. This gives managers the formal opportunity to have individual conversations with employees to provide coaching and specific feedback about their performance and discuss how the employee can improve performance and progress in their career.

As part of the annual review process, our Chief Executive Officer reviews the performance of each of the other Named Executive Officers and discusses their performance with the Compensation Committee, which makes its own assessment of these officers’ performance based upon the Board of Directors’ expectations of senior management. The Compensation Committee also reviews the performance of the Chief Executive Officer, which it does in executive session.  Under our current process, these reviews take place at a Committee meeting in February, during which the Committee determines annual bonuses, if any, for senior management, and annual grants of long-term incentive compensation, according to the methodology described below.

Benchmarking Against Peer Company Compensation

In setting both short-term and long-term compensation, we review comparative data on the compensation practices of peer companies, as well as other comparative market data provided to us by the Compensation Committee’s independent compensation consultant. Our executive compensation philosophy is to target all components of our compensation at the median or 50th percentile of market practice, although occasionally we compensate up to the 75th percentile of market practice, where it is warranted for particular recruitment or retention purposes or for substantially exceeding individual goals.

The following publicly-held companies comprise the peer group that we reviewed in 2006 in making compensation determinations:

•  Aetna, Inc.

•  Cigna Corporation

•  Community Health Systems, Inc.

•  Davita, Inc.

•  HCA, Inc.

•  Health Management Associates, Inc.

•  Humana, Inc.

•  Manor Care, Inc.

•  Triad Hospitals Inc.

•  Universal Health Services, Inc

•  Wellpoint Health Networks, Inc.

Additional market comparison survey data we reviewed was obtained from the following sources:

•  2005 Mercer Integrated Health healthcare industry survey data

•  2005 Sullivan & Cotter healthcare industry survey data

•  2006 compensation data provided by FW Cook using general industry survey data compiled by the human resources consulting firms of Towers Perrin, Mercer Human Resources Consulting and Hewitt Associates.

Although we refer to the companies listed above as a “peer group”, not all of these companies are hospital companies. Aetna, Cigna, Humana and Wellpoint are insurance companies. Davita operates kidney treatment centers; Manor Care operates nursing homes. Only Community Health Systems, HCA, Health Management Associates, Triad and Universal operate hospitals. It is these hospital companies that the Compensation Committee focuses on in making its decisions. However, even these companies do not represent our primary competitors, since they operate few hospitals in competition with ours. Community, Triad and HMA operate primarily in rural areas or smaller cities, compared to our largely urban locations, and have different business models. Universal’s acute-care hospital operations are smaller than ours. However, we do compete with such companies for executives.  The number of publicly held companies operating hospitals is becoming smaller as HCA went private in November 2006 and Community has recently announced that it will be acquiring Triad. This will make it more difficult in the future for us to compare ourselves to publicly-held peer companies.

The Elements of Our Compensation Program

We offer a balanced package of compensation, which includes those compensation elements typically paid to senior management in our industry and in large public companies:  short-term cash compensation in the form of base salary and a performance-based bonus; and non-cash long-term incentive compensation in the form of restricted stock units and/or stock options. Our executive compensation package is weighted heavily towards performance-based and incentive compensation, as described below. While we have no specific formula for allocating between fixed and at-risk compensation or cash and equity, we strive for a reasonable balance between these elements. We also offer our executives severance protection and participation in certain retirement plans, in addition to health and welfare benefits plans available to all our employees. We provide what we believe are a very limited number of perquisites to our executives.

Base Pay

We set base pay generally at the median of peer company base pay. For certain hard-to-recruit positions, we may occasionally go above the median. For the past three years total compensation for most of our employees, including our Named Executive Officers, has been below the median of peer company compensation.

In determining base salary increases we consider the median salary movement of all U.S. companies as reported by the Conference Board. For senior executives, we also look at competitive market data by position and at individual performance. Since 2003, however, our salary increases have not kept pace with inflation. In April 2005, the Compensation Committee approved a two percent fixed salary increase for all executives, consistent with the increase management had approved for all other corporate employees. In October 2006, the Committee approved a three and one-half percent increase guideline for all executives, again consistent with our budget for other corporate employees, and consistent with the median increase budget for all U.S. corporate executives in 2006 according to the Conference Board.

Except with respect to the determination of salary increases for senior management, managers at Tenet are given the authority to vary individual increases up or down, within guidelines and based on performance, provided that the overall increase remains at the approved budget level. The Committee may also vary individual increases for our Named Executive Officers and other members of senior management.

All salaries and salary increases for senior management, including our Named Executive Officers, must be approved by the Compensation Committee. The Committee’s decisions regarding the salaries of our Named Executive Officers other than the Chief Executive Officer are made by the Committee in consultation with the Chief Executive Officer and outside the presence of other Named Executive Officers. The Committee’s decisions regarding the salary of the Chief Executive Officer are made in executive session, outside the presence of any of our executives. The Committee made salary decisions regarding the Named Executive Officers at its meetings on August 8 and September 29, 2006. Prior to making these decisions, the Committee reviewed tally sheets summarizing the compensation of each of the Named Executive Officers. Compensation decisions made by the Committee in 2006 regarding our Named Executive Officers are discussed below at pages 32 to 35 .

Base pay received by our Named Executive Officers in 2006 is shown in the “Salary” column of the Summary Compensation Table on page 37.

Performance Based Bonus

“Pay for performance” is an important part of our compensation philosophy.  The Balanced Scorecard system described in this section has become a key component of our system of measuring and rewarding performance. The system is designed to encourage teamwork in the achievement of common goals. The more senior an officer is, the greater the percentage of that officer’s potential compensation that is at-risk, in the form of a performance-based bonus based on annual company-wide results.

The Compensation Committee annually determines bonuses, if any, to be paid out under the company’s 2001 Annual Incentive Plan (“AIP”). All employees at the level of manager and above participate in the AIP.   We set bonus targets for all AIP participants by segmenting positions into bands and determining an appropriate salary percentage level bonus target for each band. We do this by combining a peer company market analysis with an internal review of the role each position plays in the organization. The minimum award is zero. The maximum possible award is equal to two times the target award for substantially exceeding the performance goals described below.

The Compensation Committee sets bonus targets for all members of senior management, including our Named Executive Officers. Target awards may vary among executives based on competitive market practices for comparable positions, their decision-making authority and their ability to affect performance. For 2006 performance, target awards for our Named Executive Officers were set by the Compensation Committee in February 2006 at the following percentages of salary, consistent with median peer group practice:

Chief Executive Officer:	110%*
Chief Operating Officer:	90%
Chief Financial Officer:	70%
General Counsel:	70%
Chief Accounting Officer:	60%

*                    Increased to 125% effective October 1, 2006. See page 26 for additional information.

In 2005, we implemented a new approach, the Balanced Scorecard (“BSC”), for measuring hospital, region, and company performance, which are used to determine AIP awards. Prior to implementation of the BSC, earnings metrics were the principal performance measures used for determining AIP awards. This resulted in extraordinarily high bonuses in the years 2000, 2001 and 2002, during which the company’s earnings were very high due to unsustainable pricing practices. Our strategy now is to build long-term sustainable value through a focus on quality and service in addition to financial metrics. The BSC rewards the collective achievement of goals that are part of that strategy.

The BSC measures hospital, region and corporate performance in five broad categories, which we call “pillars”:  Quality, Service, People, Cost, and Growth. Each pillar has a discrete weight. We have established fourteen metrics under the pillars and developed quantitative measurement systems for awarding points according to the achievement of stated goals under each metric. A given number of points can be achieved under each metric. The number of points actually earned under a particular metric will be determined by the degree to which the pre-determined goals for that metric are achieved. For 2006, the BSC metrics which determined AIP awards were:

Quality:
	•	Review of admissions for consistency with InterQual criteria (InterQual is an evidence-based medicine system developed by McKesson Corporation and widely used in the healthcare field)
	•	Documentation of adherence to standards set by the American Heart Association and American College of Cardiology
	•	Adherence to best practices of evidenced-based medicine
	•	Infection Control
	•	Excess Days (a measurement of length of patient stays against Medicare standards)
Service:
	•	Patient satisfaction (based on surveys of patients post-discharge)
	•	Physician satisfaction (based on semi-annual survey)
People:
	•	Employee satisfaction (based on annual survey)
	•	Employee turnover
Cost:
	•	Earnings before interest, taxes, depreciation, and amortization, or EBITDA
	•	Total cost per adjusted patient day
Growth:
	•	Cash collections
	•	Acute admissions growth
	•	Outpatient visits

We do not disclose the specific goals associated with the above metrics, or the weighting and measurement process, because we consider this data to be competitively sensitive and confidential trade secret information. The specific metrics, as well as the weight and points accorded to each, are based on our current operating goals and strategies. We work with our regional and hospital managers to determine the most aggressive goals that are achievable in a given year. For some metrics, we have set performance levels that must be achieved before any points can be awarded. For others, we require improvement over prior year results before any points can be awarded. For certain metrics, improvement is not required in cases where performance is consistently exceptionally high at a particular hospital or hospitals.

The total of number of points achieved under all applicable weighted metrics determines a hospital’s aggregate BSC score. For most of the measures, a region’s results are the average of its hospitals’ results, and corporate results are the average of all hospital results. Several metrics are measured separately at individual hospital and corporate levels, rather than just averaging and rolling up results:  EBITDA, cash collections, employee turnover and employee satisfaction. We may change particular metrics, or the weighting of various metrics, from year to year as business objectives warrant, with the approval of the Compensation Committee. In 2006, we added two metrics under the Quality Pillar:  Infection Control and Excess Days.

In February of each year, the Compensation Committee reviews individual hospital and aggregate company performance for the previous year and approves the percentage of target levels at which bonuses, if any, will be paid based on that performance. The percentage of target approved by the Committee is based on a correlation between potential BSC scores and target percentages as determined by the Committee at the time that it set the goals for that year. The Committee then approves the metrics and measurement system to be used for determining AIP awards for the current year’s performance. The Committee also approves a corporate EBITDA target and cash collection goal.

In June of 2006, we announced the planned divestiture of eleven of our hospitals. Because these eleven hospitals were no longer considered among our core facilities, and were moved into discontinued operations, they were not measured on any BSC metrics for the second half of the year and were not measured at all for metrics that are quantifiable only an annual basis.

In 2006, the company maintained the same target bonus levels as in prior years for most employees. However, in September 2006, the Compensation Committee decided that, in lieu of any salary increase, it would increase Mr. Fetter’s target bonus level from 110% to 125% of his base salary, which adjustment would take place for the fourth quarter of 2006. Assuming Mr. Fetter was paid a 2006 bonus at his adjusted target level, his total cash compensation would be at market median. If the company’s performance did not warrant payment to him of his full target level bonus, his total cash compensation would be below market median.

On February 20, 2008, the Compensation Committee set 2006 AIP awards for our Named Executive Officers at 85.5% of target based on our 2006 BSC results. The bonuses earned by our Named Executive Officers in 2006 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 37 of this Proxy Statement.

Equity Incentive Plan Compensation

All equity incentive compensation awards are made under our Third Amended and Restated 2001 Stock Incentive Plan, or SIP, which was approved by our shareholders at the 2005 annual meeting of shareholders. The SIP promotes our interests and those of our shareholders by strengthening our ability to attract, motivate and retain executives with significant experience and ability, encouraging the highest level of performance, and providing our executives with a proprietary interest in our financial success and growth. The SIP is administered by the Compensation Committee.

Our objective for long-term incentive compensation in the form of equity is to provide executives an interest in common with that of our shareholders, an incentive to enhance long-term shareholder value and an incentive to remain employed with us.  Equity compensation provides a very beneficial retention and incentive tool as we continue our turnaround. We believe that by limiting fixed compensation and increasing at-risk compensation we can achieve our retention goals while holding down costs and reinforcing the alignment of our executives’ interests with those of our shareholders.

Like many companies, we now prefer grants of a mix of restricted stock units and stock options, rather than stock options alone. Over the past several years, we have moved from using options alone to using primarily restricted stock units, with limited option grants, as long-term incentive compensation. We believe that restricted stock units offer the strongest retention benefit given the current volatility of our stock price. In addition, we think that restricted stock units are more shareholder-friendly in that they provide greater value to employees with less shareholder dilution.

We use a market value transfer methodology to determine the aggregate pool of grants of equity compensation available each year. This methodology looks at the annual percentage of market value that peer companies transfer to executives and other personnel, in the aggregate and by position, in granting equity compensation awards.

The Compensation Committee’s outside compensation consultant provides us with data showing the transfer of market value by peer companies. The Committee approves the aggregate market value transfer for our equity awards each year based on the median of peer company aggregate market value transfer.  The Committee also approves grant guidelines for each salary band based on the same peer company data. In determining specific award amounts granted to Named Executive Officers other than the CEO, the Committee reviews management recommendations that are based on the guidelines and then considers other factors it deems relevant, including individual performance. In determining the CEO’s award, the Committee reviews the CEO’s performance and the grant guidelines in executive session and grants awards as it deems appropriate.

It is our practice to grant equity awards at the 50th percentile of peer company practice. However, in 2006, we positioned our equity compensation program at between the 50th and the 75th percentile of peer company practice. We generally granted restricted stock units at the 50th percentile and added stock options to bring the total value up to the 75th percentile. In making this decision, the Compensation Committee considered several factors, including the fact that virtually all outstanding employee stock options have no current in-the-money value and the difficulties we have in hiring and retention in our current turnaround situation. The inclusion of options in our 2006 equity awards ensured that above-market equity compensation is (i.e, compensation above the 50th percentile of market median) would be earned only if there is a substantial increase in our stock price.

In February 2007, the Compensation Committee approved a new approach for equity grants, under which a significant portion of the restricted stock units granted to each of our Named Executive Officers on March 1, 2007 are performance-based. These performance based restricted units will vest on March 1, 2010 based on the average share price of our stock over the last forty trading days of 2009, as follows:

Share price of $6.75 or less:	one-third of performance-based units vest
Share price of $8.50:	additional one-third of performance-based units vest
Share price of $10.25 or higher:	additional one-third of performance-based units vest
(For prices between the above amounts, straight-line interpolation will be used to determine the exact percentage of units that vest.)

Equity Grant Timing and Stock Option Exercise Prices

Annual equity grants to our Named Executive Officers are made by the Compensation Committee at a February meeting each year. The date of any equity grant is the date on which the Compensation Committee approves the grant, or the date of the next previously scheduled meeting of the Board of Directors if the Committee decides to seek Board ratification of its approval.  Grants may also be made at the time of hiring or promotion. These grants, and other grants that might be made outside of the annual grant process, would also be made by the Compensation Committee. Under a policy adopted by the Compensation Committee in 2006, the grant date for any grant made to a newly hired executive is the last day of the month of hire.

We have no program, plan or practice to select option grant dates for our executive officers in coordination with the release of material non-public information.

The exercise price for all stock options is the NYSE closing price of our common stock on the date of grant or on the next preceding trading day if the date of grant is a non-trading day.

Stock Ownership and Stock Option Exercise/Restricted Stock Unit Vesting Retention Guidelines

Our Board of Directors has adopted stock ownership and stock option exercise retention guidelines for our directors and all company officers with the title of SVP or above, in order to further align the personal interests of our directors and senior officers with those of our shareholders. The stock ownership guidelines require each director to own shares of our stock with a value equal to three times the annual director retainer by the later of March 11, 2008 and five years after the date on which the director joins the Board (see discussion of “Director Compensation” on page 36).

The stock ownership guidelines require each senior officer to own shares of our stock with a value equal to the following multiples of his or her base salary. The ownership guidelines must be met by the later of March 11, 2008 and five years from the date on which an individual becomes a senior officer.

Title	Multiple of Base Salary
CEO	5x
President	4x
EVP and others above SVP	2x
SVP	1x

A report prepared for us in March 2005 by Pearl Meyer & Partners, an executive compensation consulting firm, indicated that our ownership requirements for executives as a multiple of base salary are in line with the largest U.S. public companies that have ownership guidelines.

The Nominating and Corporate Governance Committee of our Board of Directors has determined that the following types of holdings shall satisfy the ownership requirement guidelines: (i) all shares owned (however acquired, including shares acquired through the Employee Stock Purchase Plan), (ii) deferred compensation invested in Tenet stock units under our Deferred Compensation Plans, which are described on page 45, and (iii) unvested restricted stock units granted under the SIP. Options do not satisfy the ownership guidelines.

The Board has also adopted stock retention guidelines that require all directors and senior officers who have not satisfied the stock ownership guidelines to hold for at least one year all the “net shares” received upon the exercise of stock options or vesting of restricted stock units. For this purpose, “net shares” means the number of shares obtained by exercising the option or upon restricted stock unit vesting, less the number of shares sold to pay the exercise price of the option and any taxes or transaction costs due upon the exercise or vesting.

All of our directors and each of the Named Executive Officers covered by the guidelines have satisfied the stock ownership guidelines.

Perquisites

Automobile Allowance

Each of our Named Executive Officers receives an automobile allowance as indicated in the footnotes to the “All Other Compensation” column of the Summary Compensation Table on page 37. We have offered an automobile allowance to our senior executives for many years. This type of benefit is customary in our industry. The amount of the allowance for our Named Executive Officers ranges from $18,100 to $24,200 per year. These amounts are not counted in the compensation base used for determining bonuses and Supplemental Executive Retirement Plan amounts and cannot be deferred.

Personal Use of Business Aircraft

Tenet owns one aircraft and holds a 25% interest in a second aircraft through a fractional ownership program. The reason for our ownership of these aircraft is to enable our executive officers and directors to more efficiently fly between our business locations, and to and from other locations for business purposes, in a manner that enables them to conduct business in privacy while traveling.

Under our aircraft usage policy, our Chief Executive Officer and certain other employees of the company approved by him from time to time are eligible to use these aircraft for limited personal use consistent with regulations of the Internal Revenue Service, the SEC and the Federal Aviation Administration. We believe this is a reasonable perquisite to offer to our senior executive officers given the business necessity of maintaining these aircraft.

When an executive and/or the executive’s non-business guests are aboard a flight on our business aircraft for personal reasons, fringe benefit compensation is imputed and taxable to the executive to the extent required by the Internal Revenue Code. The amount imputed is based on a Standard Industry Fare Level (“SIFL”) methodology required by the Internal Revenue Code. This amount is not the same amount as the incremental cost to the company of such personal use, which is what is reported as a perquisite in the Summary Compensation Table as required by SEC regulations. The SEC’s incremental cost calculation is intended to more accurately report the true cost to a business of an executive’s personal use of corporate aircraft while the SIFL calculation is intended to calculate the benefit to the executive.

Mr. Fetter has entered into a Timeshare Agreement with us, pursuant to which he may elect to reimburse us for his personal use of our aircraft. Under our aircraft usage policy, Mr. Fetter must reimburse us for any personal use of the corporate aircraft above 75 hours per year. The actual amount that he may reimburse us for any given flight is based on Federal Aviation Agency regulations and is calculated differently than SIFL or incremental cost. The incremental cost that we disclose in the Summary Compensation Table is reduced by whatever amount Mr. Fetter reimburses us under the Timeshare Agreement. In 2006, Mr. Fetter had fewer than 75 hours of flight time for personal use.

Other Perquisites

Named Executive Officers and other members of our senior management team receive relocation assistance to the same extent as other employees who we relocate as part of our recruitment process, or in connection with a change of job location for an existing employee.

We do not provide our Named Executive Officers with personal benefits such as country club memberships, company car and/or driver, home security systems or housekeeping, personal financial planning assistance or similar perquisites.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) provides our Named Executive Officers (and certain executive and senior vice presidents) with retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following retirement and the attainment of age 65. The benefit amount is based on the executive’s years of service and earnings.

Our SERP has been in place since 1984. It is similar to the types of defined benefit retirement plans that other large companies maintain for their senior executives. We continue this benefit because it is customary for executives at higher levels and offering such a benefit is necessary for recruiting and retaining qualified executives, particularly those at senior executive levels in advanced stages of their careers.

Additional information regarding the benefit calculation and other terms of the SERP is provided in the narrative discussion following the Pension Benefits table on page 43.

Executive Severance Plan

On June 20, 2006, we adopted the Tenet Executive Severance Plan (“ESP”), which amended and restated the existing Tenet Executive Severance Protection Plan (“TESPP”) applicable to our Named Executive Officers, and certain other members of senior management, as well as certain severance protection guarantees embodied in offer letters and employment agreements applicable to other officers of the company, including hospital chief executive officers. The terms of the new ESP, which was effective as of May 11, 2006, were approved by the Compensation Committee after consultation with its outside compensation consultant.

Prior to the adoption of the ESP, severance arrangements, including those under the TESPP, were negotiated individually at the time of hiring or promotion. This approach to severance was inconsistent. The ESP provides a consistent level of cash severance payments and other benefits to officers with the same title and eliminates inconsistencies in benefits offered under existing severance arrangements. We believe the level of benefits provided is reasonable.

The ESP, like the TESPP and other severance arrangements that it replaces, is intended to continue the company’s practice of strengthening retention and recruitment by offering competitive compensation packages consistent with industry standards. Severance benefits are offered only in situations where an executive is severed due to reasons not within his or her control. Severance benefits for our executives reflect the fact that it can be difficult for someone in an advanced position to find a new job within a short period of time.  Benefits under the ESP are predictable to current and future executives as well as to our shareholders. The ESP also implements provisions necessary for us to comply with the requirements of Section 409A of the Internal Revenue Code.

Each of the Named Executive Officers participates in the ESP, with the exception of Mr. Pullen, whose severance rights are covered by the TESPP and subject to the terms of his January 3, 2006 offer letter, discussed on page 35.  Each participant is entitled to certain severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason, in either case including terminations following a change of control of the company, as defined on page 49. The term “cause” includes dishonesty, fraud, willful misconduct, breach of fiduciary duty, conflict of interest, commission of a felony, a material failure or refusal to perform one’s job duties, material violation of company policy that causes us harm, or other wrongful conduct of a similar nature and degree. “Good reason” includes a material reduction in job duties, an involuntary job relocation of more than fifty miles, refusal of a successor company to assume the ESP obligations, or, in a change of control situation, a reduction of 10% in base salary and target bonus or a material reduction in retirement benefits.

In the event of a qualifying termination, a covered executive will receive the severance benefits described below for a severance period as follows:

Officer Title:	Change of Control	Other Qualifying Termination
CEO:	3 years	3 years
CFO, COO and GC:	3 years	2 1/2 years
EVPs and SVPs:	2 years	1 1/2 years
VPs and hospital CEOs:	1 1/2 years	1 year

Severance Benefits

Executives who incur a qualifying termination will receive the following benefits:

•       Salary continuation at his or her base rate of pay, plus target bonus (i.e., AIP), and auto allowance for the severance period shown above.

•       Prorated bonus (i.e., AIP) earned during the calendar year of termination based on full months worked and actual performance during such calendar year.

•       For executives who have reached retirement age under our SIP, described on page 40, restricted stock units will continue to vest over the applicable vesting period and options will continue to vest and be exercisable according to the original terms of the grant.

•       Age and service credit under our Supplemental Executive Retirement Plan, described on page 43, for the duration of the severance period.

•       Continued medical, dental, vision, life insurance and long-term care benefits will be made available at active employee rates.

•       Outplacement services equal to the lesser of 10% of base salary or $25,000.

•       Reimbursement of any legal expenses reasonably incurred in order to obtain benefits under the ESP.

•       Named Executive Officers and other officers previously covered by the TESPP will also be entitled to the following benefit, which was provided under the TESPP and will remain in effect until May 11, 2011:  any restricted stock units and any stock options granted after January 8, 2003 and prior to May 11, 2011 and any stock options granted prior to January 8, 2003 will accelerate and become fully vested.

Severance Benefits Related to a Change of Control

Executives are often terminated from their positions following a change of control of a company. We believe that it is fair to provide severance benefits to executives who lose their jobs under such circumstances. Severance protection also discourages resignations during a period when a change of control is pending or anticipated and continuity of management is desirable. Executives who incur a termination due to a change of control of the company, as defined on page 49, will also receive the following benefits:

•       All unvested restricted stock awards, restricted stock units, and stock options will become immediately fully vested and exercisable or settled subject to the terms of the SIP if the successor company does not assume the SIP or substitute comparable awards. Otherwise, such awards will vest according to their terms.

•       Additional payment of any excise taxes due if the amount of the collective payments made to the executive (including payments under the ESP) results in the golden parachute excise tax under Section 4999 of the Internal Revenue Code (the “280G Excise Tax”).

As a condition of receiving any severance benefits under the ESP, the executive will be required to execute a severance agreement and general release that will contain restrictive covenants regarding non-competition, confidentiality, non-disparagement and non-solicitation as well as a release of claims against us.

The ESP cannot be amended or terminated so as to reduce any benefits for a period of five years from its effective date and thereafter can be amended or terminated so as to reduce benefits only with one year’s advance notice to participants.

Additional details regarding the ESP, including tables of projected post-employment payments, are set out below on pages 47 to 50.

Deferred Compensation Plans

Under our Deferred Compensation Plans, our Named Executive Officers, our directors and other eligible employees (those at the manager level and above) may defer all or a portion of their compensation paid during the calendar year.  The purpose of these plans is to enable highly-paid employees to defer the taxable receipt of a portion of their income until such time as the employee is more likely to be in a lower tax bracket, usually at retirement.

Individuals who elect to defer all or a portion of their compensation may request that the following types of investment crediting rates be applied to their deferred compensation: an annual rate of interest equal to one percent below the prime rate of interest; a rate of return based on one or more benchmark mutual funds which are available under our 401(k) Plan; or a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Deferred compensation invested in stock units may not be transferred out of stock units.

Mr. Fetter and Mr. Porter are the only Named Executive Officers who currently participate in our Deferred Compensation Plans.  Additional details regarding the Deferred Compensation Plans are set out on page 45.

Compensation of our Named Executive Officers

Mr. Fetter

The Board voted to name Mr. Fetter as the company’s Chief Executive Officer effective September 12, 2003.  Mr. Fetter had been serving as the company’s acting Chief Executive Officer since May 2003. The Compensation Committee approved the terms of Mr. Fetter’s initial compensation package, including an initial annual base salary of $1,050,000, effective September 12, 2003. The terms of Mr. Fetter’s employment were set forth in letters dated November 7, 2002 and September 15, 2003, copies of which were filed as exhibits to our quarterly reports on Form 10-Q for the quarterly periods ended November 30, 2002 and September 30, 2003.

Pursuant to a restricted stock agreement that we entered into with Mr. Fetter on January 21, 2003, we granted Mr. Fetter 200,000 shares of restricted stock. A condition of this grant required Mr. Fetter to purchase 100,000 shares of our common stock in the open market. On January 21, 2003, Mr. Fetter purchased 100,000 shares of common stock and was granted 200,000 shares of unvested restricted stock. The restricted stock vested in three equal increments on each of January 21, 2005, 2006 and 2007. A copy of the restricted stock agreement was filed as an exhibit to our quarterly report on Form 10-Q for the quarterly period ended February 28, 2003.

Also in 2003, in connection with his appointment as Chief Executive Officer, the Committee granted Mr. Fetter a one-time promotion option to purchase 350,000 shares of the company’s common stock at

$14.98 per share, which was the NYSE closing price of our common stock on the grant date of September 15, 2003. These options vested ratably over a three-year period from the date of grant.

Consistent with the fixed 2% salary increase given to all our corporate employees, Mr. Fetter’s salary was increased in April 2005 to $1,071,000. In December 2005, we discontinued a non-taxable medical benefit for all corporate executives and added the benefit amount to salaries. As such, Mr. Fetter’s salary was increased to $1,081,000 in December 2005.

2006 Compensation Decisions Regarding Mr. Fetter

Although most other corporate employees received a 3.5% salary increase in October 2006, Mr. Fetter’s salary was not increased in 2006 even though the Compensation Committee’s outside consultant informed the Committee that Mr. Fetter’s base salary is below the market median. The Committee decided that, in lieu of a salary increase, it would increase the performance-based component of Mr. Fetter’s compensation by increasing, from 110% to 125% of his base salary the amount that Mr. Fetter is eligible to receive as a performance-based bonus, dependent upon our performance under the Balanced Scorecard. This change was effective as of October 1, 2006.

The Committee determined that this percentage increase would place Mr. Fetter’s cash compensation, consisting of salary and annual bonus, at the median market level if bonuses were awarded at 100% of target based on the 2006 Balanced Scorecard. Mr. Fetter’s cash compensation would exceed median levels only if we exceeded our performance goals.  In February 2007, the Committee approved corporate AIP bonus awards at 85.5% of target based on our 2006 performance.  This resulted in an award of $1,051,340 for Mr. Fetter.

In February 2006, in accordance with the company’s regularly scheduled annual incentive compensation award process and the guidelines described above, the Compensation Committee granted Mr. Fetter 732,697 stock options and 608,816 restricted stock units. These options and restricted stock units vest ratably over a three-year period from the date of grant. The restricted stock units will be settled in shares of the company’s common stock upon vesting.  These grants were consistent with our decision that, for 2006, we would grant restricted stock unit awards at the 50th percentile of market practice and grant stock options to bring the total equity compensation up to the 75th percentile, as explained above on page 27.

Mr. Porter

Mr. Porter was named Chief Financial Officer effective June 5, 2006. The terms of Mr. Porter’s employment are set forth in a letter dated May 3, 2006, a copy of which was filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2006. The Compensation Committee approved the terms of Mr. Porter’s initial compensation package, including an initial annual base salary of $550,000 an automobile allowance of $18,100 and an AIP target award of 70% of base salary, with a guaranteed minimum award payment of $210,000 for 2006.

Mr. Porter was given an initial grant of restricted stock units with a value of $2,700,000 and non-qualified stock options with a value of $472,500, which, pursuant to the terms of his offer letter, were granted at fair market value on June 5, 2006. Mr. Porter also received a one-time bonus of $300,000 payable in three equal installments over three years, with the first installment paid on his start date and the two subsequent payments to be made on the first and second anniversary dates of his start date, provided Mr. Porter remains employed in his position on those dates. The restricted stock unit grant and one-time bonus were intended to compensate Mr. Porter for compensation he would forego by resigning from his prior place of employment in order to take the CFO position at Tenet.

2006 Compensation Decisions Regarding Mr. Porter

Although most other corporate employees received a 3.5% salary increase in October 2006, Mr. Porter did not receive a salary increase at that time due to his June 2006 start date.  In February 2007, the Committee approved corporate AIP bonus awards at 85.5% of target based on our 2006 performance. Mr. Porter received a bonus of $210,000, representing the minimum award payment guaranteed in his offer letter.

Mr. Jennings

Mr. Jennings was named Chief Operating Officer effective February 9, 2004 and served as COO until June 1, 2006. The terms of his employment as our Chief Operating Officer are set forth in a letter dated January 30, 2004, a copy of which was filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003.

Mr. Jennings initial salary as COO was $700,000. In February of 2005, Mr. Jennings received the same 2% salary increase as most other corporate employees, bringing his base salary to $714,000. In December 2005, we discontinued a non-taxable executive medical benefit for all corporate executives and added the benefit amount to salaries. As such, Mr. Jennings’ salary was increased to $721,500 in December 2005.

2006 Compensation Decisions Regarding Mr. Jennings

In October 2006, the Compensation Committee increased Mr. Jennings’ base salary to $750,000, an increase of 3.95%, slightly higher than the increase of 3.5% given to most other corporate employees. The Committee’s outside consultant informed the Committee that this amount would place Mr. Jennings between the 50th and 75th percentiles of the market. The Committee decided that this increase was appropriate given the extent of Mr. Jennings responsibilities for our operational turnaround and the positive view it held of the many operational improvements and initiatives that he had implemented since his appointment.

In February 2007, the Committee approved corporate AIP bonus awards at 85.5% of target based on our 2006 performance.  This resulted in an award of $560,675 for Mr. Jennings. In February 2006, in accordance with the company’s regularly scheduled annual incentive compensation award process and the guidelines described above, the Compensation Committee granted Mr. Jennings 250,000 stock options and 175,000 restricted stock units. These options and restricted units vest ratably over a three-year period from the date of grant. The restricted stock units will be settled in shares of the company’s common stock upon vesting.  These grants were larger than what would have been granted following our decision that, for 2006, we would grant restricted stock unit awards at the 50th percentile of market practice and grant stock options to bring the total equity compensation up to the 75th percentile. However, the Committee believed that the larger grant was warranted given Mr. Jennings’ 2006 performance.

Mr. Urbanowicz

Mr. Urbanowicz was named General Counsel effective December 22, 2003. The terms of his employment as our General Counsel are set forth in a letter dated December 22, 2003, a copy of which was filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003.

Mr. Urbanowicz’ initial salary as General Counsel was $450,000. In February of 2005, Mr. Urbanowicz received the same 2% salary increase as most other corporate employees, bringing his base salary to $459,000. In December 2005, we discontinued a non-taxable medical benefit for all corporate executives and added the benefit amount to salaries. As such, Mr. Urbanowicz’ salary was increased to $480,000 in December 2005.

2006 Compensation Decisions Regarding Mr. Urbanowicz

In October 2006, the Compensation Committee increased Mr. Urbanowicz’ base salary to $550,000, an increase of just under ten percent. According to information provided by the Committee’s outside consultant, this increase would place Mr. Urbanowicz above the 75th percentile of the market median for his position. However, the Committee decided that this increase was appropriate given the enormous success Mr. Urbanowicz has had during the past several years in resolving the considerable number of lawsuits and investigations pending against us at a lower cost than was generally expected.

In February 2007, the Committee approved corporate AIP bonus awards at 85.5% of target based on our 2006 performance.  This resulted in an award of $297,754 for Mr. Urbanowicz. In 2006, in accordance with the company’s regularly scheduled annual incentive compensation award process and the guidelines described above, the Compensation Committee granted Mr. Urbanowicz 130,000 stock options and 130,000 restricted stock units. These options and restricted stock units vest ratably over a three-year period from the date of grant. The restricted stock units will be settled in shares of the company’s common stock upon vesting.  These grants were larger than what would have been granted following our decision that, for 2006, we would grant restricted stock unit awards at the 50th percentile of market practice and grant stock options to bring the total equity compensation up to the 75th percentile. However, the Committee believed that the larger grant was warranted given Mr. Urbanowicz’ 2006 performance.

Mr. Pullen

Mr. Pullen has served as Chief Accounting Officer since August 15, 2003. He served as interim Chief Financial Officer from November 7, 2005 to June 5, 2006. The terms of his employment as our Chief Accounting Officer and interim Chief Financial Officer are set forth in letters dated November 17, 2003 and January 3, 2006, copies of which were filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2005. The January 3, 2006 letter adjusted Mr. Pullen’s base salary at the time to $440,000 in connection with his position as interim Chief Financial Officer. The salary increase was effective as of November 7, 2005, pursuant to a Compensation Committee decision on November 2, 2005.

Mr. Pullen’s letter agreement for his position as interim Chief Financial Officer provides that, upon completion of a transition period not to exceed one-year in duration from the date the company hires a new Chief Financial Officer, and upon satisfactorily assisting with the transition of duties to that person, Mr. Pullen will have a one-time right to terminate his employment and receive the severance benefits described in the letter agreement. The agreement provides that if his normal severance period of two years would end prior to April 21, 2010, Mr. Pullen’s 55th birthday, then the two years of severance payments to which Mr. Pullen is entitled would be paid to him in equal payments throughout the period from his termination until April 21, 2010. The purpose of this provision is to enable Mr. Pullen to terminate his service prior to age 55 but still receive the SERP benefit he would have received had he remained employed with us until that time. These severance benefits survive our adoption of the Executive Severance Plan.

2006 Compensation Decisions Regarding Mr. Pullen

Mr. Pullen did not receive an additional salary increase in 2006. In February 2007, the Committee approved corporate AIP bonus awards at 85.5% of target based on our 2006 performance.  This resulted in an award of $228,285 for Mr. Pullen. In February 2006, in accordance with the company’s regularly scheduled annual incentive compensation award process and the guidelines described above, the Compensation Committee granted Mr. Pullen 40,000 stock options and 40,000 restricted stock units, consistent with our decision that, for 2006, we would grant restricted stock unit awards at the 50th percentile of market practice and grant stock options to bring the total equity compensation up to the 75th percentile.

Policy Regarding One Million Dollar Tax Deduction Cap

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to any of its Named Executive Officers, but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee generally seeks, wherever possible, to structure performance-based compensation, including bonus awards and stock option grants, in a manner intended to satisfy those requirements.

The Board and the Committee reserve the authority to award nondeductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Director Compensation

Our non-employee directors, who include all our directors except Mr. Fetter, are compensated for their services to us. Our Corporate Governance Principles provide that director compensation should be consistent with market practices and set at a level that does not call into question the Board’s objectivity. The Principles also require our Board’s Compensation Committee to conduct a review of Board compensation at least once every two years and to make a full report to the Board on its review.

The Compensation Committee’s most recent director compensation review took place in May 2006. At that time, the Committee’s outside compensation consultant provided the Committee with market data on the director compensation practices of our peer companies and compared our director compensation to peer company compensation, company by company and in the aggregate, in the following areas:  total cash compensation; total equity compensation; total compensation (cash plus equity); ratio of cash to equity compensation; board retainer; board meeting fees; committee chair retainers and committee meeting fees for Audit, Compensation and Governance/Nominating committees. The data indicated that our director compensation, in the aggregate, ranks between the 50th and 75th percentile of our peers and that the ratio of cash to equity compensation is consistent with the median peer group mix. The data indicated that while our Board retainer and equity compensation ranks above the median of our peers, our meeting fees tended to be below the median.

We believe that our directors are compensated appropriately. For the past several years, our Board has had to direct the company during a period in which it had to resolve significant lawsuits and investigations, including major settlements with private parties and federal and state governments, and an investigation into past accounting practices that led to financial restatements. All of this has greatly increased our directors’ workloads.

Under our Corporate Governance Principles, each of our directors is required to own shares of our stock with a value equal to three times the director annual retainer by no later than March 11, 2008 and five years from when the director joins our Board. All of our directors satisfy the stock ownership requirements.

For more detailed information concerning the compensation of our directors, see pages 14 to 17.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by us for the year ended December 31, 2006 to our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated other executive officers during 2006 (collectively, the “Named Executive Officers”). Additional information concerning our Named Executive Officers’ compensation can be found in the Compensation Discussion and Analysis section of this Proxy Statement on pages 20 to 36.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(2)(3)		Non-Equity Incentive Plan Compensation ($)(1)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(5)		Total ($)
Fetter	2006	1,081,000	-0-		3,575,916		3,047,957		1,051,340		468,671	(6)	276,596	(7)	9,501,480
Chief Executive Officer and President
Porter	2006	306,731	100,000	(8)	523,584		98,397		210,000	(9)	-0-		217,373	(10)	1,456,085
Chief Financial Officer
Jennings	2006	728,077	-0-		2,050,321	(11)	1,808,998	(11)	560,675		1,577,965	(12)	32,015	(13)	6,758,051
Chief Operating Officer
Urbanowicz	2006	496,154	-0-		521,693		858,332		297,754		-0-		34,385	(14)	2,208,318
General Counsel and Secretary
Pullen	2006	445,000	-0-		477,934		253,617		228,285		99,710	(15)	27,965	(16)	1,532,511
Chief Accounting Officer

(1)

Includes amounts deferred at the election of the executive under the Tenet Healthcare Corporation 401(k) Retirement Savings Plan (the “401(k) Plan”) and for certain Named Executive Officers, under the 2006 DCP. For information with respect to amounts deferred under the 2006 DCP, see the table and related discussion under “Nonqualified Deferred Compensation” on page 45.

(2)

Amounts shown include the values of awards granted in 2006 and the portions of prior year awards that vested in 2006. Effective January 1, 2006, we account for the cost of stock-based compensation in accordance with SFAS 123(R) under which the cost of restricted stock unit grants, stock option grants and other equity incentive awards to employees and directors is measured by the fair value of the awards on their grant date and is recognized over the vesting periods of the awards, whether or not the awards had any intrinsic value during the period. Amounts shown in the table above reflect the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with SFAS 123(R) of awards granted under our SIP and include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts with respect to stock option grants are included in Note 7 to our financial statements for the year ended December 31, 2006 included in our annual report on Form 10-K and are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Estimates—Accounting for Stock-Based Compensation” in the Form 10-K. We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share on the date of grant.

(3)	All stock options granted to the Named Executive Officers during 2006 were out-of-the money on December 31, 2006, that is, they had an exercise price of more than the market price of our common stock.
(4)	Reflects cash awards under our AIP, which is described on pages 24 to 26, and 40.

(5)

Amounts shown as “All Other Compensation” includes, for certain Named Executive Officers, the incremental costs associated with the personal use of our aircraft. We calculate incremental costs based on a methodology that sums: (i) an average price for fuel, oil and additives per hour of flight time multiplied by the actual flight hours for the flight; (ii) hangar and aircraft parking expenses away from the aircraft’s home base; (iii) customs and handling charges; (iv) flight planning weather services; (v) landing fees; (vi) average engine and auxiliary power unit (“APU”) accrual expenses per hour of flight time multiplied by the actual flight hours for the flight; (vii) passenger catering and ground transportation; (viii) total crew expenses (including meals, hotels and transportation): and (ix) other charges, including fees for any contract crew members and variable fees related to the use of our fractional jet interest. Because our aircraft are used primarily for business travel, our incremental cost calculations exclude fixed costs that do not change based on usage, such as pilots’ salaries, the purchase or lease costs of the aircraft, management fees related to our fractional jet interest, home-base hangar costs and maintenance fees (except with respect to the engine and APU accrual expenses described above).

(6)

The aggregate amount includes $467,721, representing the change in the actuarial present value of Mr. Fetter’s accumulated benefits during 2006 under the Supplemental Executive Retirement Plan, or SERP; and $950, representing the above-market portion of interest earned on compensation deferred under our Deferred Compensation Plans, a description of which can be found on page 45.

(7)

The aggregate amount includes amounts paid with respect to life, accidental death and dismemberment and long term disability insurance policies that are provided to Mr. Fetter under our SERP; relocation-related expenses paid to third parties and amounts reimbursed to Mr. Fetter in connection with his relocation to Dallas in accordance with our headquarters relocation policy; amounts paid to Mr. Fetter with respect to an automobile allowance; $66,156 in matching contributions to the 2006 DCP; and $163,073, representing the incremental cost of his personal use of our corporate aircraft.

(8)

Reflects the prorated amount of a one-time sign-on bonus granted to Mr. Porter. Mr. Porter was paid $100,000 on the starting date of his employment with the company pursuant to his May offer letter. Mr. Porter’s offer letter provides for an additional $200,000 payable in two $100,000 installments on the first and second anniversary dates of his start date, provided that he remains employed in his position with the company on those dates. For more information on Mr. Porter’s compensation, see “Compensation Discussion and Analysis” on pages 33 to 34.

(9)	The terms of Mr. Porter’s offer letter included a guaranteed minimum award payment of $210,000 for 2006, which amount exceeded the amount he would have otherwise received for 2006 under the AIP.
(10)

The aggregate amount includes amounts paid to Mr. Porter with respect to an automobile allowance; $8,250 in matching contributions to the 2006 DCP; $12,191, representing the incremental cost of the personal use of corporate aircraft; and $186,838 of relocation-related costs pursuant to Mr. Porter’s May employment letter (which amount includes $32,153, representing amounts reimbursed for the payment of taxes, and $33,906, representing the incremental cost of his personal use of our corporate aircraft, in connection his relocation).

(11)

Recipients of equity awards granted under the SIP who reach normal retirement age under the plan are treated, in accordance with SFAS 123(R), as eligible for retirement and all equity awards held by such recipients are treated, for accounting purposes only, as fully vested at that time. Amounts shown for Mr. Jennings, who reached normal retirement age during 2006 and will retire in July 2007, reflect the grant date fair value of all awards granted to Mr. Jennings under the SIP prior to 2006 as well as the grant date fair values of the awards granted to him during 2006, all of which amounts have been recognized for financial statement reporting purposes in accordance with SFAS 123(R). For years after 2006, the company will recognize only the grant date fair value of equity awards, if any granted to Mr. Jennings during the year in question.

(12)	The aggregate amount represents the change in the actuarial present value of Mr. Jennings’ accumulated benefits during 2006 under the SERP.

(13)

The aggregate amount includes amounts paid with respect to life, accidental death and dismemberment and long term disability insurance policies that are provided to Mr. Jennings under our SERP; and amounts paid to Mr. Jennings with respect to an automobile allowance.

(14)

The aggregate amount includes amounts paid with respect to life, accidental death and dismemberment and long term disability insurance policies that are provided to Mr. Urbanowicz under our SERP; amounts paid to Mr. Urbanowicz with respect to an automobile allowance; and amounts representing the incremental cost of his personal use of our corporate aircraft.

(15)	The aggregate amount represents the change in the actuarial present value of Mr. Pullen’s accumulated benefits during 2006 under the SERP.
(16)

The aggregate amount includes amounts paid with respect to life, accidental death and dismemberment and long term disability insurance policies that are provided to Mr. Pullen under our SERP; and amounts paid to Mr. Pullen with respect to an automobile allowance.

Grants of Plan-Based Awards During 2006

The following table sets forth information concerning grants of awards of stock options and restricted stock units made to the Named Executive Officers during 2006 under our SIP. The company did not grant any equity incentive plan awards that were to be paid out or vested upon the satisfaction of any conditions during 2006. A description of our SIP follows the table below. Cash awards under our AIP were earned in 2006 and paid in March 2007, and are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of the Named Executive Officers. A description of our AIP can be found on pages 24 to 26, and 40. A copy of the AIP, as amended, is attached as Appendix A to this Proxy Statement.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(3)
Fetter	2/22/06	608,816	731,697	7.93	7,374,216
Porter	6/30/06	347,000	144,583	7.76	3,198,761
Jennings	2/22/06	175,000	250,000	7.93	2,257,750
Urbanowicz	2/22/06	130,000	130,000	7.93	1,483,300
Pullen	2/22/06	40,000	40,000	7.93	456,400

(1)	All such awards vest ratably over a three year period, commencing on the first anniversary of the date of grant and have a term of 10 years.
(2)	All stock options granted to the Named Executive Officers during 2006 were out-of-the money on December 31, 2006, that is, they had an exercise price of more than the market price of our common stock.
(3)

Computed in accordance with SFAS 123(R). Assumptions used in the calculation of these amounts with respect to stock option grants are included in Note 7 to the financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K and are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Estimates—Accounting for Stock-Based Compensation” in the Form 10-K. We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share on the date of grant.

2001 Stock Incentive Plan

Our Third Amended and Restated 2001 Stock Incentive Plan, or SIP, which was originally approved by our shareholders in 2001 and amended in 2005 with shareholder approval, promotes our interests and those of our shareholders by strengthening our ability to attract, motivate and retain management level employees and directors who possess the training, experience and ability necessary to the success of the company. This is accomplished by annual grants of equity-based compensation under the SIP, primarily in the form of restricted stock units and stock options.

The SIP is administered by the Compensation Committee. All of our Named Executive Officers are eligible to participate in the SIP.  The process used by the Compensation Committee for determining and granting SIP awards is discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement on pages 20 to 36.

On February 22, 2006, based on a NYSE closing price of $7.93 per share, the Board granted stock options and restricted stock units to all of the Named Executive Officers following the recommendations of the Compensation Committee.  The stock options and restricted stock units vest ratably over a three-year period from the date of grant. The restricted stock units will be settled in shares of our common stock upon vesting.

If a Named Executive Officer retires or becomes totally and permanently disabled while employed by us, the options granted under the SIP will continue to vest, be exercisable and expire in accordance with their terms. If the Named Executive Officer dies during his employment, the options granted under the SIP will expire three years after the date of death unless by their terms they expire sooner. In the case of any other termination of a Named Executive Officer, all stock options will expire three months thereafter unless by their terms they expire earlier. However, if a Named Executive Officer dies or becomes totally and permanently disabled following his retirement or during the three-month period following a termination of employment, the options will become fully vested and exercisable for a period of one year after the date of death and for the remainder of their original term in the case of total and permanent disability. The maximum term of an option is 10 years from the date of grant.

If a Named Executive Officer retires or becomes totally and permanently disabled, the restricted stock units granted under the SIP will continue to vest in accordance with their terms; provided that the Named Executive Officer does not engage in any competitive business with us. If the Named Executive Officer dies during his employment, the restricted stock units granted under the SIP will become fully vested. In the case of any other termination of a Named Executive officer, all restricted stock units will expire. The maximum vesting period for a restricted stock unit is 10 years from the date of grant.

Certain restricted stock units and options granted to our Named Executive Officers may be subject to accelerated vesting if a Named Executive Officer’s employment is terminated without cause or due to a change of control, as described under “Executive Severance Plan” on pages 49 to 50.

Annual Incentive Plan

Each of our Named Executive Officers, as well as all employees at the level of manager or above, is eligible to participate in our Annual Incentive Plan, or AIP. The AIP, which was first approved by our shareholders in 2001 and is subject to shareholder approval at this annual meeting, promotes the attainment of our business objectives by basing a portion of an employee’s compensation on his or her performance, the performance of his or her business unit and/or the company. Each year, the Compensation Committee establishes performance criteria, sets performance goals, and sets target awards under the AIP. In February 2006, criteria, goals and target awards were established under the AIP by the Compensation Committee and in March 2007, cash awards were paid to our Named Executive Officers for performance during 2006. The amounts paid are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”. For a more complete description of the AIP, see the discussion of “Performance Based Bonus” under “Compensation Discussion and Analysis” on page 24, and “Proposal 2—Approval of Amended Annual Incentive Plan” on page 55.

Employment Agreements

The terms of employment for each of our Named Executive Officers are set forth in letters, copies of which have been filed as exhibits to our SEC filings. For a description of these employment terms and for additional information on compensation of our Named Executive Officers, see “Compensation Discussion and Analysis” on pages 20 to 36.

Outstanding Equity Awards

The following table sets forth information concerning unexercised options and unvested restricted stock units held by each of our Named Executive Officers and outstanding as of December 31, 2006. In 2006, we did not grant options, shares of stock, units, or other rights that are to be paid out or vested upon the satisfaction of performance conditions under an equity incentive plan.

			Option Awards(1)				Stock Awards(1)
			Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Grant Date		Exercisable	Unexercisable	($)	Date	(#)	(#)(2)
Fetter	12/2/97		75,000	-0-	22.0417	12/2/07
	7/28/99		25,000	-0-	11.125	7/28/09
	11/7/02		450,000	-0-	27.95	11/7/12
	1/21/03	(3)					66,667	464,669
	9/15/03	(4)	233,333	116,667	14.98	9/15/13
	3/4/04		312,888	156,445	12.02	3/4/14	31,289	218,084
	2/17/05		156,444	312,889	10.63	2/17/15	115,912	807,907
	2/22/06		-0-	731,697	7.93	2/22/16	608,816	4,243,448
Porter	6/5/06		-0-	144,583	7.76	6/5/16	347,000	2,418,590
Jennings	12/5/00		130,000	-0-	27.2067	12/5/10
	12/4/01		240,000	-0-	40.4133	12/4/11
	12/10/02		250,000	-0-	17.56	12/10/12
	3/11/03		75,000	-0-	16.65	3/11/13
	3/3/04		122,222	61,111	12.01	3/3/14	12,222	85,187
	2/16/05		61,111	122,222	10.52	2/16/15	43,112	300,491
	2/22/06		-0-	250,000	7.93	2/22/16	175,000	1,219,750
Urbanowicz	12/22/03		125,000	-0-	15.68	12/22/13
	3/3/04		88,888	44,445	12.01	3/3/14	8,889	61,956
	2/16/05		44,444	88,889	10.52	2/16/15	24,445	170,382
	2/22/06		-0-	130,000	7.93	2/22/16	130,000	906,100
Pullen	7/28/99		37,500	-0-	11.125	7/28/09
	3/3/04		50,000	25,000	12.01	3/3/14	5,000	34,850
	2/16/05		20,000	40,000	10.52	2/16/15	12,000	83,640
	7/1/05						51,329	357,763
	2/22/06		-0-	40,000	7.93	2/22/16	40,000	278,800

(1)

Except as otherwise noted in the table, all awards vest ratably over a three year period, commencing on the first anniversary of the date of grant, and have a term of ten years. All stock options held by the Named Executive Officers were out-of-the money on December 31, 2006, that is, they had an exercise price of more than the market price of our common stock.

(2)	Based on the NYSE closing price of $6.97 for our common stock on December 29, 2006 (the last trading day of 2006).
(3)

Pursuant to a restricted stock agreement we entered into with Mr. Fetter on January 21, 2003, we granted Mr. Fetter 200,000 shares of restricted stock. A condition of this grant required Mr. Fetter to purchase 100,000 shares of our common stock in the open market. On January 21, 2003, Mr. Fetter purchased 100,000 shares of common stock and was granted 200,000 shares of unvested restricted stock. The restricted stock vested as follows: (i) one-third (66,666 shares) vested on January 21, 2005; (ii) an additional one-third (66,667 shares) vested on January 21, 2006; and (iii) the balance (the 66,667 shares indicated in the table above) vested on January 21, 2007.

(4)

These restricted stock units vest as follows: (i) one-third (116,666 units) vested on September 15, 2005; (ii) an additional one-third (116,667 units) vested on September 15, 2006; and (iii) the final one-third (116,667 units) will vest on September 15, 2007.

Option Exercises and Stock Vested During 2006

The following table sets forth information concerning restricted stock units that vested to each of the Named Executive Officers during 2006, including the value they realized on such vesting. None of the Named Executive Officers exercised any options during 2006. All stock options held by the Named Executive Officers were out-of-the money on December 31, 2006, that is, they had an exercise price of more than the market price of our common stock.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Fetter	66,666	489,995
	31,289	232,164
	57,955	452,629
Porter	-0-	-0-
Jennings	12,222	90,809
	21,555	163,602
Urbanowicz	8,889	66,045
	12,222	92,765
Pullen	5,000	37,150
	6,000	45,540
	25,664	177,082

(1)	The value realized on vesting has been computed by multiplying the number of shares of common stock by the market value of such shares on the vesting date.

Pension Benefits

The following table sets forth information as of December 31, 2006 with respect to our Supplemental Executive Retirement Plan, or SERP, that provides for payments or other benefits in connection with the retirement of the Named Executive Officers.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)
Fetter	SERP	11	1,059,529	-0-
Porter	SERP	-0-	0	-0-
Jennings	SERP	16	4,658,168	-0-
Urbanowicz	SERP	3	0	-0-
Pullen	SERP	20	1,784,897	-0-

(1)	None of the Named Executive Officers has been credited with years of service in excess of his actual years of service with the company.
(2)

Computed as of December 31, 2006, the same pension plan measurement date used for financial statement reporting purposes with respect to our financial statements for the year ended December 31, 2006, included in our annual report on Form 10-K, filed with the SEC on February 27, 2007.

(3)

Determined using the benefit formula, age and service credits and final average earnings as of December 31, 2005 and December 31, 2006, using: (i)  the assumption that retirement age is age 62, which is the age at which a participant under the SERP may retire or terminate their employment without a reduction in benefits; (ii) actuarial tables used in calculating life expectancies; and (iii) a discount rate of 5.75%.

Supplemental Executive Retirement Plan

The SERP provides our Named Executive Officers (and certain other executives, collectively referred to as “participants”) with supplemental retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following the attainment of age 65. At retirement, the monthly benefit paid to a participant will be a product of four factors: (i) the participant’s highest average monthly earnings (base salary and annual cash bonus under our AIP) for any consecutive 60-month period during the 10 years preceding retirement; (ii) the number of years of service with the company up to a maximum of 20 years provided that during the first five years of participation in the SERP partial credit will be given for years of service performed prior to the participant’s enrollment in the SERP; (iii) a vesting factor; and (iv) a percentage factor, not to exceed 2.7 percent, offset for other retirement benefits such as our 401(k) Plan, our Deferred Compensation Plans and Social Security.

A participant in the SERP qualifies for early retirement if, at the time of retirement or termination of employment, the participant meets one of the following requirements: (i) age 55 with 10 years of service; (ii) age 60 with 5 years of service; or (iii) age 62. The monthly SERP benefit is reduced in the event of a participant’s early retirement or termination of employment prior to age 62 by 3.0 percent for each year early retirement or termination occurs before age 62, subject to a maximum reduction of 21 percent. Monthly SERP benefits are further reduced, by an additional 3.0 percent each year if benefits begin to be paid prior to age 62 as a result of early retirement. Unreduced retirement benefits under the SERP are available for participants who terminate on or after age 62. Of our Named Executive Officers, only Mr. Jennings is presently eligible for early retirement under the SERP.

In the event of a change of control (as defined on page 49), participants will be deemed fully vested in their SERP benefits without regard to their actual years of service and their SERP benefits will be calculated based on all of their years of service with the company (i.e., the partial credit for service prior to enrollment in the SERP will not apply). SERP benefits payable in the event of a change of control will commence on the first day of the month following the later of the date of the participant’s termination of employment or the participant’s attainment of age 60.

We do not have a policy with respect to the granting of extra years of credited service under the SERP. The Executive Severance Plan, or ESP, which was adopted during 2006, provides for the accrual of age and service credit under the SERP for each participant who also participates in the ESP during his or her “severance period.”  A description of the ESP can be found on pages 49 to 50.

We purchased insurance policies on the lives of our Named Executive Officers and certain other participants in the SERP to reimburse us, based on actuarial calculations, for amounts to be paid to the participants under the SERP over the course of the participants’ retirement (assuming that our original estimates as to interest rates, mortality rates, tax rates and certain other factors are accurate). SERP participants also are provided a life insurance and accidental death benefit for the designated beneficiary of each participant and a disability insurance policy for the benefit of each participant. All of these benefits are fully insured.

Nonqualified Deferred Compensation

The following table sets forth information as of December 31, 2006 with respect to our Deferred Compensation Plans.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(3)	Registrant Contributions in Last Fiscal Year ($)(4)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Fetter	2006 DCP(1)	66,156	66,156	9,617	(5)	-0-	197,313	(6)
	2001 DCP(2)	-0-	-0-	(10,042	)(7)	-0-	176,615	(8)
Porter	2006 DCP(1)	8,250	8,250	768	(9)	-0-	17,268	(10)
Jennings		-0-	-0-	-0-		-0-	-0-
Urbanowicz		-0-	-0-	-0-		-0-	-0-
Pullen		-0-	-0-	-0-		-0-	-0-

(1)	Represents amounts with respect to our 2006 Deferred Compensation Plan.
(2)	Represents amounts with respect to the Seventh Amended and Restated Tenet 2001 Deferred Compensation Plan.
(3)	Included in the amounts represented as “Salary” in the Summary Compensation Table which can be found on page 37.
(4)	Included in the amounts represented as “All Other Compensation” in the Summary Compensation Table.
(5)

Represents earnings from amounts invested at an annual rate of interest equal to one percent below the prime rate of interest which generated an annual return for 2006 of 6.6%. Of this amount, $950 is included as above-market interest in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(6)	Of this amount, $27,127 was reported as compensation for Mr. Fetter in our Summary Compensation Tables for previous years.
(7)	Represents earnings from amounts invested in our common stock.
(8)	Of this amount, $146,955 was reported as compensation for Mr. Fetter in our Summary Compensation Tables for previous years.
(9)	Represents earnings from amounts invested in the Fidelity Freedom 2015 Fund.
(10)	Mr. Porter commenced employment with the company in June 2006 and as such, none of this amount was reported in the company’s Summary Compensation Tables for previous years.

Deferred Compensation Plans

We maintain two Deferred Compensation Plans (i) the Tenet 2006 Deferred Compensation Plan (“2006 DCP”) and (ii) the Seventh Amended and Restated Tenet 2001 Deferred Compensation Plan (“2001 DCP”). No additional elective deferrals or employer contributions may be made to the 2001 DCP.

The 2006 DCP was adopted in order to comply with the requirements of the JOBS Act. Deferrals elected with respect to amounts otherwise payable in calendar years beginning before January 1, 2005 are subject to the terms of the 2001 DCP. Deferrals elected with respect to amounts otherwise payable in calendar years beginning on and after January 1, 2005 are subject to the terms of the 2006 DCP.  All of our Named Executive Officers and non-employee directors are eligible to participate in the 2006 DCP.

Directors and eligible employees (together “participants”) may be permitted to elect to make up to five types of elective deferral contributions (“Deferral Contributions”) to the 2006 DCP:

(i)    Basic compensation deferrals of up to 75 percent of compensation (base salary, and certain other cash compensation but excluding bonuses) for employees and 100 percent of compensation (retainers, meeting fees and committee fees) for non-employee directors.

(ii)   Bonus deferrals of up to 100 percent of bonus for employees (97 percent if a supplemental deferral is made as described below).

(iii)  Supplemental deferrals of three percent of compensation when the employee reaches any of the statutory limits on contributions under our section 401(k) Plan and/or three percent of bonus under the AIP.

(iv)  Discretionary compensation deferrals, in a specified dollar or percentage amount of compensation, if authorized by the administrator of the 2006 DCP.

(v)    Restricted stock unit deferrals, of up to 100 percent of the restricted stock units awarded under our SIP, if authorized by the administrator of the 2006 DCP.

We will make an employer matching contribution to the 2006 DCP equal to 100 percent of an employee’s supplemental deferrals. In addition, we may elect to make a discretionary contribution to the 2006 DCP with respect any participant. We did not elect to make any discretionary contributions to the DCP for 2006. All elective deferrals and employer contributions made to the 2006 DCP are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant.

Amounts deferred into the 2006 DCP are subject to the rules of the 2006 DCP. Amounts deferred into the 2001 DCP are subject to the rules of the 2001 DCP. The following general statements regarding distributions are subject to the specific provisions of these plans. Amounts deferred under the 2006 DCP or 2001 DCP will generally be distributed, as directed by the participant, upon either termination of service or the occurrence of a specified date.  Matching and discretionary contributions are distributed upon termination of service. Distributions may also be elected by a participant in the event of an unforeseen emergency in which case participation in the 2006 DCP may be suspended. Distributions may be made in cash or in shares of our common stock, depending upon the participant’s investment elections, as described below. Distributions may be made in the form of a lump sum payment or installments over a one to fifteen year period, depending on the value and investment of the participant’s DCP account, as elected by the participant. Any amounts that are payable from the 2006 DCP upon a termination of employment are subject to the six month delay applicable to key employees under the JOBS Act. Under certain circumstances, a participant may elect to receive an immediate lump sum distribution under the 2001 DCP subject to a 10% forfeiture, a thirteen month delay or the occurrence of a change of control, as defined in the 2001 DCP).

Participants may request, on a daily basis, any of the following investment crediting rates be applied to amounts credited to their 2001 and 2006 DCP accounts: (i) an annual rate of interest equal to one percent below the prime rate of interest; (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our section 401(k) Plan, or (iii) a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Amounts that are deemed to be invested in stock units may not be transferred out of stock units.

The account balances for each Named Executive Officer in the 2006 DCP and the 2001 DCP are provided in the Nonqualified Deferred Compensation table on page 44.

Potential Payments Upon Termination or Change of Control

The information below describes and quantifies certain compensation that would be paid under existing plans and arrangements if a Named Executive Officer’s employment had terminated on December 31, 2006, given his compensation and service levels as of that date and, as applicable, based on the NYSE closing price of $6.97 for our common stock on that date. These benefits are in addition to benefits available generally to our salaried employees, such as distributions under our 401(k) Plan, disability benefits, and accrued vacation pay. A Named Executive Officer’s benefits under our Deferred Compensation Plans will generally be distributed in connection with his termination of employment, or the occurrence of a specified date. A more complete description of the Deferred Compensation Plans is set forth above at page 45.

Due to the number of factors that affect the nature and amount of any benefits paid upon the occurrence of any of the events discussed below, any actual amounts paid may be different. Factors that could affect these amounts include the timing of the event, the company’s stock price and the executive’s age.

Death, Disability and Retirement

Upon the death of a Named Executive Officer, his survivors would receive payments from our insurance carriers under life insurance and accidental death and dismemberment policies provided in connection with the SERP. We provide coverage under each policy in an amount up to two times a Named Executive Officer’s salary, not to exceed $550,000 per policy (i.e., we pay up to $1,100,000), with excess coverage elected by the executive at his expense. As of December 31, 2006, the survivors of the Named Executive Officers would receive the following lump sum cash payments:  Fetter, $1,600,000; Porter, $2,100,000; Jennings, $1,100,000; Urbanowicz, $3,500,000; and Pullen, $1,935,000. In addition, under the SERP, the surviving spouse of a deceased Named Executive Officer would receive monthly payments equal to 50% of the retirement benefits that would have been payable to the executive.

Upon total and permanent disability, a Named Executive Officer would receive a cash payment from our insurance carrier, payable on a monthly basis until the executive reaches age 65, not to exceed $25,000 per month.

Retirement benefits payable under the SERP are discussed on page 43.

For information concerning the effect of a Named Executive Officer’s death, disability and retirement on his restricted stock units and stock options, see the discussion under “2001 Stock Incentive Plan” on page 40.

Non-Cause Terminations

Each of the Named Executive Officers participates in the ESP and is entitled to certain severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason, in either case including terminations following a change of control of the company as described and further explained in the Compensation Discussion and Analysis section of this Proxy Statement under “Executive Severance Plan” on pages 30 to 32. Terminations without cause or by the executive for good reason are referred to as “non-cause” terminations in the table headings below.

As a condition of receiving any severance benefits, a Named Executive Officer will be required to execute a severance agreement and general release that will contain restrictive covenants regarding non-competition, confidentiality, non-disparagement and non-solicitation as well as a release of claims against us.

The tables set forth below reflect the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under section 409A of the Internal Revenue Code) each Named Executive Officer would receive first, upon a non-cause termination unrelated to any change of control (as defined on page 49) and next, upon a non-cause termination relating to a change of control. Both tables assume that terminations occurred as of December 31, 2006.

Non-Cause Termination/No Change of Control

Name	Cash Severance ($)(1)(2)	Health and Welfare Benefits ($)(3)	Automobile Allowance ($)(2)	Outplace- ment Services ($)	SERP Benefit ($)(4)	Accelerated Equity Awards ($)(5)	Excise Tax Reimburse- ments ($)	Total ($)
Fetter(6)	7,296,750	29,769	72,600	25,000	1,716,351	5,734,108	-0-	14,875,578
Porter(7)	2,337,500	36,915	45,250	25,000	-0-	2,418,590	-0-	4,863,255
Jennings(7)	3,562,500	29,145	52,000	25,000	5,240,217	1,605,428	-0-	10,514,290
Urbanowicz(7)	2,337,500	29,298	45,250	25,000	85,490	1,138,438	-0-	3,660,976
Pullen(8)	1,424,000	19,010	36,200	25,000	1,784,897	755,053	-0-	4,044,160

(1)

Represents aggregate salary continuation and target bonus amounts under the AIP. For a description of the AIP, see “Compensation Discussion and Analysis” on page 24, and “Proposal 2—Approval of Amended Annual Incentive Plan” on pages 55 to 58.

(2)	To be paid on a bi-weekly basis commencing six months following termination as required by section 409A of the Internal Revenue Code.
(3)

Represents the aggregate incremental cost of providing medical, dental, life insurance and accidental death and dismemberment to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(4)

Represents the present value of aggregate retirement benefits payable under the SERP, which includes those benefits shown in the Pension Benefits table on page 43. In addition, these amounts include age and service credits for the Named Executive Officers that would accrue during their applicable severance periods in the event of a termination of their employment. Present value calculations use the assumptions discussed in footnote (3) to the Pension Benefits table.

(5)

Equity awards under the SIP that have not vested will accelerate and become vested upon termination. Amounts reflected are based on the intrinsic value of equity awards granted to the Named Executive Officers. Intrinsic value has been calculated using the NYSE closing price of $6.97 for our common stock on December 29, 2006 (the last trading day of 2006) with respect to restricted stock units. Stock options had no value on that date as they had an exercise price of more than the market price of our common stock.

(6)	Based on a severance period of three years under the ESP.
(7)	Based on a severance period of two and one-half years under the ESP.
(8)	Based on a severance period of two years under the TESPP and Mr. Pullen’s letter agreement with us in connection with his service as interim Chief Financial Officer, as described on page 35.

Non-Cause Termination/Change of Control

Name	Cash Severance ($)(1)(2)	Health and Welfare Benefits ($)(3)	Automobile Allowance ($)(2)	Outplace- ment Services ($)	SERP Benefit ($)(4)	Accelerated Equity Awards ($)(5)	Excise Tax Reimburse- ments ($)(6)	Total ($)
Fetter(7)	7,296,750	29,769	72,600	25,000	2,872,865	5,734,108	-0-	16,031,092
Porter(7)	2,805,000	44,298	54,300	25,000	563,832	2,418,590	1,780,386	7,691,406
Jennings(7)	4,275,000	34,974	62,400	25,000	7,745,879	1,605,428	-0-	13,748,681
Urbanowicz(7)	2,805,000	35,157	54,300	25,000	481,289	1,138,438	1,424,942	5,964,126
Pullen(8)	1,424,000	19,010	36,200	25,000	2,099,147	755,053	-0-	4,358,410

(1)

Represents aggregate salary continuation and target bonus amounts under the AIP. For a description of the AIP, see “Compensation Discussion and Analysis” beginning on page 24, and “Proposal 2—Approval of Amended Annual Incentive Plan” on pages 55 to 58.

(2)

To be paid on a bi-weekly basis commencing six months following termination as required by section 409A of the Internal Revenue Code, except in the event that final regulations are issued under Section 409A of the Internal Revenue Code permitting a lump sum payment of these amounts in connection with a change of control of the company, these amounts will be paid in a lump sum at the end of the six month period following termination.

(3)

Represents the aggregate incremental cost of providing medical, dental, life insurance and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(4)

Represents the present value of aggregate retirement benefits payable under the SERP in the event of a termination related to a change of control of the company, which includes those benefits shown in the Pension Benefits table on page 43. These amounts include age and service credits for the Named Executive Officers that would accrue during their applicable severance periods, and are based on (i) the deemed full vesting of the Named Executive Officers in their SERP benefits without regard to their actual years of service; (ii) all of their years of service to the company and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period; (however, benefits shown for Mr. Jennings have been calculated based on an additional three years of service using his current base salary and annual cash bonus under the AIP instead of averaging these amounts over a 60-month period); and (iii) a normal retirement age of 60 without a reduction in benefits.

In the event of a change of control of the company without termination of employment, the aggregate retirement benefits payable under the SERP to the Named Executive Officers would be as follows: Fetter, $2,257,173; Porter, $0; Jennings, $7,745,879; Urbanowicz, $240,645; and Pullen, $2,099,147. These amounts include those benefits shown in the Pension Benefits table on page 43. These amounts have been calculated as described above in this footnote (4) but without the accrual of additional age and service credits.

Present value calculations use the assumptions discussed in footnote (3) to the Pension Benefits table on page 43.
(5)

Equity awards under the SIP that have not vested will accelerate and become vested upon termination. Amounts reflected are based on the intrinsic value of equity awards granted to the Named Executive Officers. Intrinsic value has been calculated using the NYSE closing price of $6.97 for our common stock on December 29, 2006 (the last trading day of 2006) with respect to restricted stock units. Stock options had no value on that date as they had an exercise price of more than the market price of our common stock.

(6)

Reflects amounts payable with respect to an executive’s 280G Excise Taxes plus all federal, state, and local taxes applicable to the company’s payment of the 280G Excise Tax, including any additional taxes due as a result of such payments.

(7)	Based on a severance period of three years under the ESP.
(8)

Based on a “change of control” (as defined under the TESPP) and a severance period of two years. A copy of the TESPP was filed as an exhibit to our transition report on Form 10-K for the seven-month period ended December 31, 2002.

A “change of control” under the Deferred Compensation Plans, the ESP, the SERP and the SIP will have occurred if: (i) any one person, or more than one person acting as a group, acquires more than 50 percent of the total fair market value or voting power of our stock (including stock held prior to such acquisition); (ii) any one person, or more than one person acting as a group, acquires during a 12-month period ending on the date of the most recent acquisition by such person or persons, 35 percent or more of the total voting power of our stock (not considering stock owned by such person or group prior to such 12-month period); (iii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board prior to such election; (iv) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) 40 percent or more of our total assets; or (v) there occurs a liquidation or dissolution of the company that is approved by a majority of the company’s shareholders.

Executive Severance Plan

In June 2006, the Board adopted the Tenet Executive Severance Plan (“ESP”), which is also discussed on pages 30 to 32.

Upon a qualifying termination, the Named Executive Officers are entitled to receive, during the applicable severance period, the severance pay and benefits as described on page 31. Payment of severance pay will be delayed for a six month period as required to comply with Internal Revenue Code section 409A restrictions on distributions to key employees. Upon the expiration of the six month period, the severance pay that would otherwise have been paid to the Named Executive Officer will be paid in a lump sum and the remaining severance pay will be paid on a bi-weekly basis for the remainder of the severance period. This six month delay will cease to apply in the event of the death of the Named Executive Officer.

A Named Executive Officer who incurs a qualifying termination under the ESP will incur a termination of employment for purposes of our 401(k) Plan, 2001 DCP and 2006 DCP (our Deferred Compensation Plans are described on page 45), and will be entitled to payment of any benefits under the terms of these plans. If the Named Executive Officer participates in our SERP and his or her SERP benefits become payable during the severance period, the amount of severance pay payable to the executive under the ESP will be reduced by the amount of SERP benefits payable during the severance period. At the end of the severance period, the Named Executive Officer’s SERP benefits will continue to accrue the additional age and service credit provided under the ESP during the severance period, as described on pages 30 to 32. The Named Executive Officer’s severance pay will not be considered in calculating his final average earnings under the SERP.

Health and welfare benefits payable under the ESP will be reduced to the extent that the Named Executive Officer receives comparable benefits through other employment during the severance period.

Except as described on page 31 with respect to former TESPP participants, upon a qualifying termination that is not related to a change of control, as defined below, any equity based compensation awards granted under the SIP or any of our prior equity plans that are outstanding and vested as of such termination date will be exercisable or settled pursuant to the terms of the SIP or equity plan.

Benefit Plan Trusts

We established trusts for the purpose of securing our obligations to make distributions under the 2001 DCP, 2006 DCP, the SERP and the ESP. As of December 31, 2006, the trust established for the 2001 DCP and 2006 DCP held 2,986,085 shares of our common stock and the trust established for the SERP held 3,750,000 shares of our common stock. In the event of a change of control, we are required to fund the trust established for the ESP. The trusts, which are “rabbi trusts”, must be funded in an amount that is sufficient, together with all assets then held by the trust, to pay each participant the benefits to which the participant would be entitled as of the date of a change of control. The trustees will make required payments to participants under these plans in the event that we fail to make such payments for any reason other than our insolvency, and may sell the assets of these trusts from time to time to obtain funds for such payments. In the event of our insolvency, the assets of the trusts will be subject to the claims of our general creditors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We currently grant stock options, as well as restricted stock units, under our Stock Incentive Plan, or SIP. In fiscal years 2000 and 2001, we granted non-qualified stock options to our employees under our 1999 Broad-Based Stock Incentive Plan. The 1999 Plan was adopted by our Board in 1999 but it was not submitted to our shareholders for approval. With the approval by our shareholders of our SIP at the 2001 annual meeting of shareholders, we discontinued the grant of any additional options under the 1999 Plan. Awards granted under the 1999 Plan vest and may be exercised as determined by the Compensation Committee of the Board. In the event of a change of control, as defined on page 49, the Compensation Committee may, in its sole discretion, without obtaining shareholder approval, accelerate the vesting or performance periods of those awards. Although the 1999 Plan authorized, in addition to options, the grant of appreciation rights, performance units, restricted stock units and cash bonus awards, only nonqualified stock options were granted under the 1999 Plan. All options were granted with an exercise price equal to the NYSE closing price of our common stock on the date of grant. Options normally are exercisable at the rate of one-third per year beginning one year from the date of grant and generally expire 10 years from the date of grant.

The following table summarizes certain information with respect to our equity compensation plans pursuant to which rights remain outstanding as of December 31, 2006.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	35,019,074		$20.41	15,962,331	(2)
Equity compensation plans not approved by security holders	3,833,809	(1)	$19.90	—
Total	38,852,883		—	15,962,331

(1)

Includes deferred compensation invested in stock units under the Deferred Compensation Plans payable in common stock. The potential future dilutive effect of the Deferred Compensation Plans due to future investment of deferrals into stock units cannot be estimated. For a description of the material features of the Deferred Compensation Plans, see page 45.

(2)

Includes 1,210,480 shares remaining for issuance pursuant to the Sixth Amended and Restated 1995 Employee Stock Purchase Plan and 14,751,851 shares remaining for issuance under the SIP. All shares available under the SIP may be used for option-based and all other awards authorized under the SIP. As approved by our shareholders, option-based awards and stock appreciation rights continue to reduce the number of shares available for issuance on a one-to-one basis. However, grants of all other awards, such as restricted stock units, reduce the number of shares available by 1.6 shares for each share subject to such awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2006 and through March 15, 2007, we did not enter into any transaction in which a “related person” as defined by SEC rules, including our directors and executive officers and their immediate family members, has a direct or indirect material interest.

Tenet’s Standards of Conduct require all employees, including our executive officers, to report conflicts of interest and also those situations in which there may be the appearance of a conflict of interest. Our Standards of Conduct also apply to members of our Board of Directors. The full text of our Standards of Conduct is published on our web site at www.tenethealth.com, and a description of our policies on business ethics and conduct can be found on page 13. In addition, each director and executive officer is required to file with us, on an annual basis, a Conflict of Interest Disclosure Form, indicating whether or not a conflict of interest may exist. In the event that a related party transaction is identified through this process or otherwise, our policy is to require that any such transaction be reviewed and approved or ratified by the Board’s Nominating and Corporate Governance Committee, which is comprised entirely of independent directors. We have not adopted standards for approval of related party transactions but instead, the Committee reviews these transactions on a case by case basis.

SECURITIES OWNERSHIP

Securities Ownership of Management

The table below indicates the shares, options and other securities beneficially owned by our directors and each of our Named Executive Officers (as defined on page 37) as of March 15, 2007. On that date, each of the individuals listed below owned less than one percent of the outstanding shares of our common stock and options exercisable within 60 days of that date; and all of the current directors and executive officers as a group owned 1.13% of the outstanding shares of our common stock and options exercisable within 60 days of that date.

	Shares Beneficially Owned(1)
Name	Shares of Common Stock(2)		Options Exercisable On or Before May 14, 2007
Trevor Fetter	547,478	(3)	1,809,453
Brenda J. Gaines	75,112	(4)	-0-
Karen M. Garrison	52,647	(5)	-0-
Reynold J. Jennings	152,942		1,083,888
Edward A. Kangas	50,292	(6)	54,867
J. Robert Kerrey	74,957	(7)	36,867
Floyd D. Loop, M.D.	58,673	(8)	113,448
Richard R. Pettingill	51,583	(9)	49,904
Biggs C. Porter	-0-		-0-
Timothy E. Pullen	55,076	(10)	165,833
James A. Unruh	48,841	(11)	41,139
E. Peter Urbanowicz	72,377	(12)	390,554
J. McDonald Williams	66,947	(13)	-0-
Executive officers and directors as a group (15 persons)	1,380,870		3,989,763

(1)	Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2)

As noted in the footnotes below, some amounts in this column include stock units representing the value of the owner’s deferred compensation invested in stock units at his or her election under the terms of one or both of our Deferred Compensation Plans. (See page 45  for a description of our Deferred Compensation Plans). These units are settled in shares of our common stock upon termination of service. In addition, as noted below, the totals in this column for each non-employee director include restricted stock units granted under the terms of our SIP. These restricted stock units are settled in shares of our common stock upon termination of service. See page 40 for a description of the SIP.

(3)

Includes 10,200 shares held by Mr. Fetter’s spouse, 10,000 shares held in trust and 18,798 stock units representing the value of Mr. Fetter’s deferred compensation invested in stock units at his election under the terms of our Deferred Compensation Plans.

(4)

Includes 24,080 stock units representing the value of Ms. Gaines’ deferred compensation invested in stock units at her election under the terms of our Deferred Compensation Plans and 50,647 restricted stock units granted under our SIP.

(5)	Includes 50,647 restricted stock units granted under our SIP.
(6)	Includes 40,292 restricted stock units granted under our SIP.
(7)

Includes 31,547 stock units representing the value of Mr. Kerrey’s deferred compensation invested in stock units at his election under the terms of our Deferred Compensation Plans and 40,292 restricted stock units granted under our SIP.

(8)

Includes 18,231 stock units representing the value of Dr. Loop’s deferred compensation invested in stock units at his election under the terms of our Deferred Compensation Plans and 40,292 restricted stock units granted under our SIP.

(9)

Includes 11,291 stock units representing the value of Mr. Pettingill’s deferred compensation invested in stock units at his election under the terms of our Deferred Compensation Plans and 40,292 restricted stock units granted under our SIP.

(10)	These shares are held in trust.
(11)

Includes 8,549 stock units representing the value of Mr. Unruh’s deferred compensation invested in stock units at his election under the terms of our Deferred Compensation Plans and 40,292 restricted stock units granted under our SIP.

(12)	Includes 3,500 shares held indirectly in an Individual Retirement Account.
(13)	Includes 50,647 restricted stock units granted under our SIP.

Securities Ownership of Certain Shareholders

Based on reports filed with the SEC, each of the following entities owns more than five percent of our outstanding common stock. We know of no other entity or person that beneficially owns more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Class as of March 15, 2007
Franklin Resources, Inc.	84,349,078	(1)	17.8%
One Franklin Parkway
San Mateo, CA 94403
Brandes Investment Partners, L.P.	62,698,891	(2)	13.3%
11988 El Camino Real, Suite 500
San Diego, CA 92130
Hotchkis and Wiley Capital Management, LLC	60,746,540	(3)	12.8%
725 South Figueroa Street, 39th Floor
Los Angeles, CA 90017
The TCW Group, Inc.	46,905,579	(4)	9.9%
865 South Figueroa Street
Los Angeles, CA 90017
Pacific Financial Research, Inc.	28,292,710	(5)	6.0%
9601 Wilshire Boulevard, Suite 800
Beverly Hills, CA 90210

(1)

Based upon a Schedule 13G/A filed jointly with the SEC on February 6, 2007 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Templeton Global Advisors Limited. The joint filers reported that certain of their investment advisory subsidiaries and other affiliates have sole voting power with respect to 80,860,497 and sole investment power with respect to 83,669,205 of the shares indicated above.

(2)

Based upon a Schedule 13G/A filed jointly with the SEC on February 14, 2007 by Brandes Investment Partners, L.P., Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby. The joint filers reported that they have shared voting power with respect to 49,093,106 shares and shared investment power with respect to all of the shares indicated above.

(3)

Based upon a Schedule 13G/A filed with the SEC on February 14, 2007 by Hotchkis and Wiley Capital Management, LLC. Hotchkis and Wiley reported that it has sole voting power with respect to 46,957.540 shares and sole investment power with respect to all of the shares indicated above.

(4)

Based upon a Schedule 13G/A filed with the SEC on February 14, 2007 by The TCW Group, Inc. on behalf of itself and certain of its subsidiaries: Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company. The TCW Group, Inc. reported that, together with such subsidiaries, it has shared voting power with respect to 39,910,884 shares and shared investment power with respect to all of the shares indicated above.

(5)

Based upon a Schedule 13G/A filed with the SEC on December 12, 2005 by Pacific Financial Research, Inc. Pacific reported that it has sole voting power with respect to 25,165,810 shares and sole investment power with respect to 26,979,910 of the shares indicated above.

PROPOSAL 2—APPROVAL OF AMENDED ANNUAL INCENTIVE PLAN

On March 1, 2007, upon recommendation of the Compensation Committee and subject to shareholder approval, the Board approved amendments to our 2001 Annual Incentive Plan, or AIP, which was originally approved by our shareholders at our 2001 annual meeting. The purpose of the AIP is to enhance shareholder value and promote the attainment of our significant business objectives by basing a portion of an employee’s compensation on the achievement of specific performance goals determined by the Compensation Committee of our Board of Directors, all of whose members are independent. The operation of the AIP, and the current method for determining performance-based awards or bonuses (“Awards”) that may be paid out under the AIP, are described in detail in the Compensation Discussion and Analysis on pages 24 to 26.

The amendments to the AIP and a summary description of the material terms of the Plan are set forth below. A copy of the AIP, as amended, is attached to this Proxy Statement as Appendix A.

Purpose of Amendments

Clawback Provision

The AIP is being amended to give our Board of Directors the ability, under certain circumstances, to seek reimbursement to the company of Awards paid to any Named Executive Officer after the date of the Annual Meeting. If approved, the AIP would provide that the Board may seek reimbursement of any Award  paid to any Named Executive Officer after May 10, 2007, where (i) the payment was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a material restatement; (ii) in the Board’s view, the officer engaged in fraud or misconduct that caused or partially caused the need for the restatement; and (iii) a lower Award payment would have been made to the officer based upon the restated financial results. The Plan also permits us to seek reimbursement of any Award paid to a Named Executive Officer if the Board determines that the officer’s fraud or misconduct caused substantial harm to the company even in the absence of a subsequent restatement of the company’s financial statements.

Compliance with JOBS Act

The AIP is also being amended to comply with the JOBS Act (Internal Revenue Code Section 409A), by eliminating Compensation Committee discretion to (i) delay the payment of an Award, under the AIP that would not be deductible under Internal Revenue Code Section 162(m) and (ii) accelerate the payment of previously deferred Awards. Internal Revenue Code Section 162(m) generally limits the deductibility of compensation paid to a corporation’s chief executive officer and the next four highest compensated officers to $1,000,000, with exceptions for “qualified performance based compensation”—compensation paid pursuant to a shareholder approved incentive plan upon the attainment of goals determined by a committee consisting of two or more independent directors.

Consistency of Termination Provisions

The AIP provides that a participant must be actively employed by us at the time his or her Award is determined by the Compensation Committee. This is not consistent with our severance plans and policies that provide for the payment of Awards to employees whose employment is terminated for reasons other than a discharge for cause or voluntary resignation. The amended language acknowledges that Awards determined in accordance with the AIP may be paid to participants who are no longer actively employed by us for any reason other than discharge for cause or voluntary resignation, if the payment is authorized under the ESP, described on pages 49 to 50, or any other company severance plan, policy or arrangement.

Clarification of Performance Criteria

Modifications have been made to certain performance criteria under the AIP to reflect the current Balanced Scorecard approach to granting Awards and to provide the Compensation Committee with the flexibility to determine Awards on the basis of our performance as compared to that of a published or special index of other companies that the Compensation Committee may deem appropriate as a performance measurement tool. The amendments also permit the adjustment of Awards, to the extent permitted by Internal Revenue Code Section 162(m), to reflect the impact of material changes not anticipated at the time that performance goals were set, based solely on objective criteria.

Summary of Annual Incentive Plan Material Terms

The following summary describes the material terms of the AIP. For a more complete description of the Plan, please refer to the AIP document attached as Appendix A to this Proxy Statement. Capitalized terms used in the summary below and not defined in this Proposal are defined in the AIP document.

Participation

All our employees at the level of manager or above are eligible to participate in the AIP. Approximately 2,000 employees currently are considered to be eligible to participate in the AIP. The Compensation Committee determines which participants will be treated as Covered Employees for purposes of Section 162(m) of the Internal Revenue Code.

Determination of Awards

Each year the Compensation Committee establishes one or more Performance Criteria (see below), sets the annual Performance Goal(s) with respect to such Performance Criteria for the company, a Business Unit or an individual, establishes the weighting to be given to the Performance Criteria and Performance Goal(s) and designates whether an award will be a Section 162(m) Award (see page     for an explanation of Section 162(m)).

The Performance Criteria for Section 162(m) Awards are limited to the following performance measures, taken alone or in conjunction with each other, each of which may be adjusted by the Compensation Committee to exclude the before-tax or after-tax effects of any significant acquisitions or dispositions not included in the calculations made in connection with setting the Performance Criteria for the relevant award:

(1)   Basic or diluted earnings per share of common stock, which may be calculated (A) as income calculated in accordance with (4) below, divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and shares equivalents of common stock, in the case of diluted earnings per share, or (B) using such other method as may be specified by the Compensation Committee;

(2)   Cash flow, which may be calculated or measured in any manner specified by the Compensation Committee;

(3)   Economic value added, which is after-tax operating profit less the annual total cost of capital;

(4)   Income, which may include, without limitation, net income, operating income, volume measures (e.g., admissions or visits) and expense control measures, and which may be calculated or measured (A) before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, extraordinary items and other material non-recurring items, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes; or (B) using such other method as may be specified by the Compensation Committee;

(5)   Quality of service and/or patient care which may be measured by (A) the extent to which the company achieves pre-set quality objectives including, without limitation, patient, physician and/or employee satisfaction objectives, or (B) such other method as may be specified by the Compensation Committee;

(6)   Business performance or return measures (including, but not limited to, market share, debt reduction, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Compensation Committee;

(7)   The price of the company’s common stock or preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Compensation Committee; or

(8)   Any of the above Performance Criteria, determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies deemed by the Compensation Committee to be comparable to the company.

Awards that are not Section 162(m) Awards may be based not only on the foregoing Performance Criteria, but also on any other criteria related to performance selected by the Compensation Committee. Awards that are intended to qualify as Section 162(m) Awards may be adjusted only downward. All determinations regarding the achievement of Performance Goals, and the determination of which Awards are intended to qualify as Section 162(m) Awards, are made by the Compensation Committee.

Amount Available for Awards

The Compensation Committee will determine the amount available for payment of Awards in any year or any other measurement period. The aggregate maximum amount that may be paid to a participant during any fiscal year with respect to all Awards under the AIP is $10,000,000.

Distribution of Awards

Awards under the AIP for a particular year or other measurement period are paid in cash promptly after the end of that year or other measurement period.

Termination of Employment

Generally, a Participant must be actively employed by the company on the date the amount payable with respect to his/her award is determined by the Compensation Committee (the “Determination Date”) in order to be entitled to payment of any Award for that year or other measurement period. A Participant whose employment is terminated prior to the Determination Date for any reason, other than discharge for cause or voluntary resignation, may receive a full or partial Award as determined by the Compensation Committee or by company management in accordance with the terms of our Executive Severance Plan or any other existing severance plan, policy or arrangement.

Amendment and Termination

The Compensation Committee may at any time amend, suspend or discontinue the AIP, in whole or in part. The Compensation Committee may at any time alter or amend any or all Award documents under the AIP to the extent permitted by law. Shareholder approval may be required by Internal Revenue Code Section 162(m) for actions that affect Section 162(m) Awards.

New Plan Benefits

Future benefits under the AIP are not currently determinable. For informational purposes, the table below sets forth the awards payable for the year ended December 31, 2006 under the AIP to each of the Named Executive Officers, the executive officers as a group (“Executive Group”), all current directors who are not executive officers as a group (“Non-Executive Director Group”), and all employees, including all current officers who are not executive officers, as a group (“Non-Executive Officer Employee Group”). The proposed amendments would have had no impact on these amounts, had they been in place during 2006.

Name and Position	Dollar Value
Fetter, CEO and President	$1,051,340
Porter, CFO	$210,000
Jennings, Chief Operating Officer	$560,675
Urbanowicz, General Counsel	$297,754
Pullen, Executive Vice President and Chief Accounting Officer	$228,285
Executive Group	$2,896,778
Non-Executive Director Group (1)	-0-
Non-Executive Officer Employee Group	$31,724,208

(1)          Non-employee directors are not eligible to participate in the AIP.

Shareholder Approval

The amended AIP will be approved by our shareholders if the votes cast in favor of approval exceed the votes cast opposing approval.  Broker non-votes and abstentions will not change the number of votes cast for or against the proposal.  Unless marked to the contrary, proxies will be voted FOR the approval of the amended AIP.

The Board recommends that shareholders vote FOR the approval of the AIP as amended.

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

During 2006, the Audit Committee of the Board solicited proposals from several audit firms to serve as our independent registered public accountants. The Audit Committee conducted this review in keeping with its responsibilities to evaluate and select our independent registered public accountants and because if believes that it should conduct periodic reviews as a matter of good corporate governance. On January 9, 2007, the Audit Committee engaged Deloitte & Touche LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2007. In deciding to engage Deloitte & Touche LLP, the Audit Committee considered Deloitte & Touche’s reputation in the auditing field and its professional qualifications, and reviewed auditor independence issues and existing commercial relationships with Deloitte & Touche LLP. The Audit Committee concluded that Deloitte & Touche LLP has no commercial relationship with us that would impair its independence.

KPMG LLP served as the independent public accountants for the fiscal year ended December 31, 2006.  On January 3, 2007, we informed KPMG LLP that they would be dismissed as our principal accountants effective upon the completion of the audit of our consolidated financial statements as of and for the fiscal year ended December 31, 2006 and the issuance of their related reports. The decision to dismiss KPMG LLP was approved by the Audit Committee.

KPMG LLP’s audit reports on our consolidated financial statements as of and for the years ended December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. KPMG LLP’s report on our consolidated financial statements as of and for the years ended December 31, 2005 and 2004 did contain separate paragraphs stating: (1) “effective December 31, 2005, the company changed its method of accounting for asset retirement obligations”; and (2) “the company has restated its consolidated financial statements as of December 31, 2004 and 2003.”  Also KPMG LLP’s report on our consolidated financial statements as of and for the years ended December 31, 2004 and 2003 did contain a separate paragraph stating “effective June 1, 2002, the company changed its method of accounting for goodwill and other intangible assets.”  The audit reports of KPMG LLP on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2005 and 2004, and in the subsequent interim period through the date of completion of the audit of our consolidated financial statements as of and for the year ended December 31, 2006, (i) we had no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused them to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of SEC Regulation S-K.

During the years ended December 31, 2006 and 2005, and in the subsequent interim period through January 9, 2007, neither we, nor anyone on our behalf, consulted with Deloitte & Touche LLP on any of the matters or events set forth in Item 304(a)(2) of SEC Regulation S-K.

We expect that representatives of each of Deloitte & Touche LLP and KPMG LLP will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. Broker non-votes and abstentions will not change the number of votes cast for or against the proposal. If a favorable vote is not obtained, our auditors will be selected by the Audit Committee of the Board. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of Deloitte & Touche LLP as independent registered public accountants.

The Board recommends that shareholders vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented at the next annual meeting and included in our proxy materials must be received by our Corporate Secretary by December 5, 2007. We will determine whether or not to include any such proposals in the proxy statement in accordance with our bylaws and applicable law, including SEC regulations.

Our bylaws provide that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting must give us written notice between January 11, 2008 and February 10, 2008. The notice must comply with the requirements of our bylaws, which may be found on our corporate website at www.tenethealth.com, and any applicable law. Any such nomination or other business will not be included in our proxy materials but may be brought before the meeting.

Any proposal or nomination that is not timely received by our Corporate Secretary will not be considered at the next annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC reports regarding their ownership and changes in ownership of our securities. Other than one transaction report inadvertently not filed on a timely basis for Biggs C. Porter, to our knowledge, all of our directors and executive officers complied with all Section 16(a) filing requirements during fiscal year 2006. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and executive officers.

By Order of the Board of Directors,

E. Peter Urbanowicz
Corporate Secretary
Dallas, Texas
April 2, 2007

Appendix A

TENET HEALTHCARE CORPORATION
ANNUAL INCENTIVE PLAN

1.                 Purpose

The purpose of the Tenet Healthcare Corporation Annual Incentive Plan is to provide an incentive to enhance shareholder value and promote the attainment of significant business objectives of the Company by basing a portion of a selected Employee’s compensation on the performance of such Employee, the Company and/or a Business Unit.

2.                 Definitions

(a)          “Award” means any annual incentive award, payable in cash, made under the Plan, which award may be based on (i) the change (measured as a percentage or an amount) in or of any one Performance Criterion or two or more Performance Criteria from one measurement period to another, (ii) the difference (measured as a percentage or an amount) between a specified target or budget amount of any one Performance Criterion or two or more Performance Criteria and the actual amount of that Performance Criterion or two or more Performance Criteria, during any measurement period, (iii) the extent to which a specified target or budget amount for any one Performance Criterion or two or more Performance Criteria is met or exceeded during any measurement period, or (iv) any other award, including a discretionary award, that may be paid from time to time under the Plan.

(b)         “Award Schedule” means the Award Schedule established pursuant to Section 5.

(c)          “Board” means the Board of Directors of the Company.

(d)         “Business Unit” means any existing or future facility, region, division, group, subsidiary or other unit within the Company.

(e)          “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute and the regulations promulgated thereunder, as it or they may be amended from time to time

(f)            “Code Section 162(m) Award” means an Award intended to satisfy the requirements of Code Section 162(m) and designated as such in an Award Agreement.

(g)          “Committee” means the Compensation Committee of the Board.

(h)         “Company” means Tenet Healthcare Corporation, a Nevada corporation.

(i)            “Covered Employee” means a “covered employee” within the meaning of Code Section 162(m)(3) or a person designated as a Covered Employee by the Committee.

(j)             “Employee” means any executive officer or other employee of the Company, or of any of its Business Units.

(k)         “Participant” means any Employee selected to receive an Award pursuant to the Plan for any Year.

(l)            “Performance Criterion” and “Performance Criteria” means any one or more of the following performance measures, taken alone or in conjunction with each other, each of which may be adjusted by the Committee to exclude the before-tax or after-tax effects of any significant acquisitions or dispositions not included in the calculations made in connection with setting the Performance Criterion or Performance Criteria for the related Award:

(i)             Code Section 162(m) Awards. For Code Section 162(m) Awards, any of the following criteria, as determined by the Committee:

(A)       Basic or diluted earnings per share of common stock, which may be calculated (i) as income calculated in accordance with Section 2(l)(i)(D), divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and share equivalents of common stock, in the case of diluted earnings per share, or (ii) using such other method as may be specified by the Committee;

(B)        Cash flow, which may be calculated or measured in any manner specified by the Committee;

(C)        Economic value added, which is after-tax operating profit less the annual total cost of capital;

(D)       Income, which may include, without limitation, net income, operating income, volume measures (e.g., admissions or visits) and expense control measures, and which and may be calculated or measured before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, extraordinary items and other material non-recurring items, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes; or using such other method as may be specified by the Committee;

(E)        Quality of service and/or patient care, which may be measured by the extent to which the Company achieves pre-set quality objectives including, without limitation, patient, physician and/or employee satisfaction objectives, or such other method as may be specified by the Committee;

(F)         Business performance or return measures (including, but not limited to, market share, debt reduction, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Committee;

(G)      The price of the Company’s common or preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Committee; or

(H)      Any of the above Performance Criteria, determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies deemed by the Committee to be comparable to the Company.

(ii)         Non-Code Section 162(m) Awards. Except for Code Section 162(m) Awards, any other criteria related to performance, including the performance of one or more of the Business Units, individual performance or any other category of performance selected by the Committee.

(m)     “Performance Goals” means the performance objectives with respect to one Performance Criterion or two or more Performance Criteria established by the Committee for the Company, a

Business Unit or an individual for the purpose of determining whether, and the extent to which, payments will be made for that Year or other measurement period with respect to an Award under the Plan.

(n)         “Plan” means the Tenet Healthcare Corporation Annual Incentive Plan as set forth herein, as it has been or may be amended and /or restated from time to time. This Plan document is an amendment and restatement of the Tenet Healthcare Corporation 2001 Annual Incentive Plan.

(o)         “Target Award” means the amount, which may be expressed as a dollar amount or as a percentage of a Participant’s salary, payable to a Participant when actual performance with respect to any one Performance Criterion or any two or more Performance Criteria equals the Performance Goals for that Performance Criterion or those Performance Criteria established by the Committee.

(p)         “Year” means the Company’s fiscal year.

3.                 Administration

(a)          Appointment of Committee. The Plan shall be administered by the Committee, which will consist of two or more persons (i) who satisfy the requirement of a “nonemployee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, and (ii) who satisfy the requirements of an “outside director” for purposes of Code Section 162(m). The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not any Awards are the same or such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Criterion, Performance Criteria, Performance Goals, the weightings thereof, and Target Awards. Whenever the Plan refers to a determination being made by the Committee, it shall be deemed to mean a determination by the Committee in its sole discretion. Without limiting the generality of the foregoing, the Committee may establish a Target Award for any Participant based on any one Performance Criterion or any two or more Performance Criteria.

(b)         Code Section 162(m) Compliance. It is the intent of the Company that this Plan and Code Section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be Covered Employees, the applicable requirements of Code Section 162(m), including the administration requirement of Code Section 162(m)(4)(C), so that the Company’s tax deduction for remuneration in respect of Code Section 162(m) Awards for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such Code section. If any provision of this Plan would otherwise frustrate or conflict with the intent expressed in this Section, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees with respect to whom such conflict exists. Nothing herein shall be interpreted so as to preclude a Participant who is or may be a Covered Employee from receiving an Award that is not a Code Section 162(m) Award.

(c)          Discretion of Committee. The Committee shall have the discretion, subject to the limitations described herein, including in Section 4 below relating to Code 162(m) Awards, to, among other actions, (i) determine the Plan Participants; (ii)determine who will be treated as a Covered Employee and designate whether an Award will be a Code Section 162(m) Award; (iii) determine the measurement period; (iv) determine Performance Criterion, Performance Criteria, Performance Goals and Target Awards for each Year or other measurement period;

(v) determine how Performance Criteria or Performance Criteria will be calculated and/or adjusted; (vi) establish an Award Schedule; (vii) establish performance thresholds for the payment of any Awards; (viii) determine whether and to what extent the Performance Goals have been met or exceeded; (ix) pay discretionary Awards, including awards from an exceptional performance fund, as may be appropriate in order to assure the proper motivation and retention of personnel and attainment of business goals; (x) make adjustments to Performance Goals and thresholds; and (xi) determine the total amount of funds available for payment of Awards with respect to each Year or other measurement period.

(d)         Authority of Committee. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, make all other determinations necessary or advisable for the administration of the Plan and correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems desirable to carry the Plan into effect. Any action taken or determination made by the Committee shall be conclusive and binding on all parties. In the event of any conflict between an Award Schedule and the Plan, the terms of the Plan shall govern.

4.                 Code Section 162(m) Awards

(a)          Conditions of Code Section 162(m) Awards. A Participant who is or may be a Covered Employee may receive a Code Section 162(m) Award and/or an Award that is not a Code Section 162(m) Award. Notwithstanding anything elsewhere in the Plan to the contrary, as and to the extent required by Code Section 162(m), the grant of a Code Section 162(m) Award to a Participant must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to each Covered Employee and must preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of such goals. All determinations made by the Committee pursuant to Section 3 above related to a Code Section 162(m) Award will be made in a timely manner, as required by Code Section 162(m). An Award Schedule for a Covered Employee shall set forth for each Code Section 162(m) Award, the terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan, and shall specify that such Award is a Code Section 162(m) Award. Before any Code Section 162(m) Award is paid, the Committee shall certify that the Performance Goals and any other material terms of such Award has been satisfied. Notwithstanding the foregoing, the Performance Criteria with respect to Code Section 162(m) Awards shall be limited to the Performance Criteria set forth in Section 2(l)(1).

(b)         Adjustments for Material Changes. As and to the extent permitted by Section 162(m), in the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, or (ii) a natural disaster or other significant unforeseen event that materially impacts the operation of the Company, or (iii) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (iv) any material change in accounting policies or practices affecting the Company and/or the Performance Goal(s), then, to the extent any of the foregoing events was not anticipated at the time the Performance Goal(s) was established, the Committee may make adjustments to the Performance Goal(s), based solely on objective criteria, so as to neutralize the effect of the event on the applicable Section 162(m) Award.

5.                 Awards

The Committee may establish a Performance Criterion and/or two or more Performance Criteria and Performance Goals for each Year or other measurement period. If the Committee establishes two or more Performance Criteria, the Committee may in its discretion determine the weight to be given to each Performance Criteria in determining Awards. The Committee shall establish an Award Schedule for each Participant for each Year, which Award Schedule shall set forth the Target Award for such Participant payable at specified levels of performance, based on the Performance Goal for each Performance Criterion and the weighting, if any, established for such criterion. The Committee may vary the Performance Criteria, Performance Goals and weightings, if any, from Participant to Participant, Award to Award, Year to Year and measurement period to measurement period.

6.                 Eligible Persons

Any Employee who is a key Employee in the judgment of the Committee shall be eligible to participate in the Plan. Board members who are not Employees are not eligible to participate in the Plan. No Employee shall have a right to be selected to participate in the Plan or, having once been selected, to be selected again or to continue as an Employee.

7.                 Amount Available for Awards

The Committee shall determine the amount available for payment of Awards in any Year or any other measurement period. Notwithstanding anything else in this Plan to the contrary, the aggregate maximum amount that may be paid to a Participant during any Year with respect to all Awards under the Plan shall be $10,000,000.

8.                 Determination of Awards

(a)          Eligible Employees and Awards. The Committee shall select the Participants and determine which Participants, if any, are to be treated as Covered Employees and which Awards, if any, are to be Code Section 162(m) Awards. Except in the case of Code Section 162(m) Awards, the Committee shall determine the actual Award to each Participant for each Year or other measurement period, taking into consideration, as it deems appropriate, the performance of the Company and/or a Business Unit, as the case may be, for the Year or other measurement period in relation to the Performance Goals theretofore established by the Committee, and the performance of the respective Participants during the Year or other measurement period. The fact that an Employee is selected as a Participant for any Year or other measurement period shall not mean that such Employee necessarily will receive an Award for that Year or other measurement period. Notwithstanding any other provisions of the Plan to the contrary, the Committee may make discretionary Awards as it sees fit under the Plan, except in the case of Code Section 162(m) Awards, which may be adjusted only downward.

(b)         Determination of Code Section 162(m) Awards. Code Section 162(m) Awards shall be determined according to a Covered Employee’s Award Schedule based on the level of performance achieved and such Covered Employee’s Target Award. All such determinations regarding the achievement of Performance Goals and the determination of actual Code Section 162(m) Awards will be made by the Committee; provided, however, that the Committee may decrease, but not increase, the amount of the Code Section 162(m) Award that otherwise would be payable.

9.                 Distribution of Awards

Unless otherwise determined by the Committee, Awards under the Plan for a particular Year or other measurement period shall be paid as soon as practicable after the end of that Year, unless the time of payment is otherwise specified in an Award Schedule.

10.          Repayment of Awards

To the extent permitted by governing law, the Board of Directors may require reimbursement to the Company of Awards paid to any Participant who is a named executive officer, within the meaning of Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, where (a) the payment was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Board’s view the officer engaged in fraud or misconduct that caused or partially caused the need for the restatement, and (c) a lower Award payment would have been made to the officer based upon the restated financial results. In each such instance, the Company will, as directed by the Board and to the extent practicable, seek to recover the amount by which the individual officer’s Award for the relevant period exceeded the lower Award payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

The Company may seek reimbursement of Awards paid to any named executive officer, as defined herein, after May 10, 2007, in other circumstances involving fraud or misconduct by the named executive officer where the Board of Directors determines that such fraud or misconduct caused substantial harm to the Company even in the absence of a subsequent restatement of the Company’s financial statements.

11.          Termination of Employment

Except as provided herein, a Participant must be actively employed by the Company on the date the amount payable with respect to his/her Award is determined by the Committee (the “Determination Date”) in order to be entitled to payment of any Award for that Year or other measurement period.  In the event active employment of a Participant shall be terminated before the Determination Date for any reason other than discharge for cause or voluntary resignation, such Participant may receive such portion of his/her Award for the Year or other measurement period as may be determined by the Committee or by Company management in accordance with the terms of the Tenet Executive Severance Plan or any other existing severance plan, policy or arrangement. A Participant discharged for cause shall not be entitled to receive any Award for the Year or other measurement period.

12.          Miscellaneous

(a)          Nonassignability. No Award will be assignable or transferable without the written consent of the Committee in its sole discretion, except by will or by the laws of descent and distribution.

(b)         Withholding Taxes. Whenever payments under the Plan are to be made, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

(c)          Amendment or Termination of the Plan. The Committee may at any time amend, suspend or discontinue the Plan, in whole or in part. The Committee may at any time alter or amend any or all Award Schedules under the Plan to the extent permitted by law. No such action may be effective with respect to any Code Section 162(m) Award to any Covered Employee without approval of the Company’s shareholders if such approval is required by Code Section 162(m)(4)(C).

(d)         Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(e)          Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company.

(f)            Limits of Liability.

(i)             Any liability of the Company to any Participant with respect to an Award shall be based solely upon the obligations, if any, created by the Plan and the Award Schedule.

(ii)         Neither the Company, nor any member of its Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan.

(g)          Rights of Employees.

(i)             Status as an Employee eligible to receive an Award under the Plan shall not be construed as a commitment that any Award will be made under this Plan to such Employee or to other such Employees generally.

(ii)         Nothing contained in this Plan or in any Award Schedule (or in any other documents related to this Plan or to any Award or Award Schedule) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or constitute a contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.

(h)         Section Headings. The section headings contained herein are for the purposes of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

(i)            Invalidity. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

(j)             Applicable Law. The Plan, Awards and Award Schedules and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the state of Nevada without regard to the conflict of law principles thereof.

(k)         Effective Date. The Plan will become effective upon adoption by the Board, subject to approval by the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter at the Company’s Annual Meeting of Shareholders to be held on May 10, 2007 (or such other date as shall be determined by the Board).

YOUR VOTE IS IMPORTANT TO THE COMPANY, WHETHER YOU OWN FEW OR MANY SHARES! Please vote in one of these ways: (1) visit the web site noted on the reverse side,
(2) use the toll-free telephone number shown on the reverse
side, or (3) mark, sign, date and promptly return the attached proxy card. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

TENET HEALTHCARE CORPORATION

Proxy – Solicited by the Board of Directors
The undersigned hereby appoints Trevor Fetter and E. Peter Urbanowicz, or either of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual
Meeting of Shareholders to be held on May 10, 2007, and any adjournments or postponements thereof, on the items set forth on the reverse hereof and on such other business as properly may come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN
WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1 AND
“FOR” ITEMS 2 AND 3.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Please sign on reverse side and return promptly.)

Address Change	TENET HEALTHCARE CORPORATION
P.O. BOX 11009
NEW YORK, N.Y. 10203-0009

TENET HEALTHCARE CORPORATION	YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxypush.com/thc		1-866-307-3997
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card			If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

1-866-307-3997
CALL TOLL-FREE TO VOTE

  ☐

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Please Complete, Sign, Date	☒
and Return this Proxy Card
Promptly Using the Enclosed	Votes MUST be indicated
Envelope.	(x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN ITEM 1 AND “FOR” ITEMS 2 AND 3.
FOR	AGAINST	ABSTAIN
1. Election of the following nominees as Directors:	2. Proposal to approve the amended Annual Incentive Plan.	☐	☐	☐
Nominees:	(1) Trevor Fetter (2) Brenda J. Gaines (3) Karen M. Garrison
(4) Edward A. Kangas (5) J. Robert Kerrey (6) Floyd D. Loop, M.D.	3. Proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the	☐	☐	☐
(7) Richard R. Pettingill (8) James A. Unruh (9) J. McDonald Williams
FOR all nominees	☐	WITHHOLD AUTHORITY to vote	☐	*EXCEPTIONS	☐	year ending December 31, 2007.
listed above	for all nominees listed above

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE
“EXCEPTIONS” BOX AND STRIKE A LINE THROUGH THAT NOMINEE’S NAME.)	☐
To change your address, please mark this box. Include changes on reverse side of card.

SCAN LINE

Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope.
If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

Date	Share Owner sign here	Co-Owner sign here